    As filed with the Securities and Exchange Commission on January 27, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 10/A

                                Amendment No. 2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                             ---------------------

                         GETTY PETROLEUM MARKETING INC.
             (Exact name of registrant as specified in its charter)

                  Maryland                                       11-3339235
       (State or other jurisdiction of              (I.R.S. Employer Identification No.)
       incorporation or organization)
            125 Jericho Turnpike
              Jericho, New York                                     11753
   (Address of principal executive office)                       (Zip Code)

                             ---------------------

              Registrant's telephone number, including area code:
                                 (516) 338-6000

                             ---------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

               TITLE OF CLASS                             NAME OF EACH EXCHANGE ON
            TO BE SO REGISTERED                       WHICH CLASS IS TO BE REGISTERED
--------------------------------------------    --------------------------------------------
        Common Stock, $.01 par value                      New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         GETTY PETROLEUM MARKETING INC.

               INFORMATION INCLUDED IN INFORMATION STATEMENT AND
                     INCORPORATED IN FORM 10 BY REFERENCE.
              CROSS-REFERENCE SHEET BETWEEN INFORMATION SHEET AND
                               ITEMS ON FORM 10.

ITEM
NO. ----              ITEM CAPTION                     LOCATION IN INFORMATION STATEMENT
          ------------------------------------- ------------------------------------------------
    1.    Business............................. "SUMMARY OF CERTAIN INFORMATION,"
                                                "INTRODUCTION," "THE DISTRIBUTION,"
                                                "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS,"
                                                and "BUSINESS."
    2.    Financial Information................ "SUMMARY OF CERTAIN INFORMATION," "SELECTED
                                                CONSOLIDATED FINANCIAL INFORMATION," and
                                                "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                FINANCIAL CONDITION AND RESULTS OF OPERATIONS."
    3.    Properties........................... "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER
                                                THE DISTRIBUTION -- Master Lease Agreement" and
                                                "BUSINESS."
    4.    Security Ownership of Certain
            Beneficial Owners and Management... "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                                OWNERS" and "MANAGEMENT -- Security Ownership of
                                                Directors, Executive Officers and 5% Owners."
    5.    Directors and Executive Officers..... "MANAGEMENT," and "LIABILITY AND IN-
                                                DEMNIFICATION OF OFFICERS AND DIRECTORS."
    6.    Executive Compensation............... "MANAGEMENT -- Director Compensation" and
                                                "EXECUTIVE COMPENSATION."
    7.    Certain Relationships and Related
            Transactions....................... "SUMMARY OF CERTAIN INFORMATION,"
                                                "INTRODUCTION," "THE DISTRIBUTION," "RISK
                                                FACTORS," "RELATIONSHIP BETWEEN GETTY AND
                                                MARKETING AFTER THE DISTRIBUTION" and "CERTAIN
                                                TRANSACTIONS."
    8.    Legal Proceedings.................... "BUSINESS -- Legal Proceedings" and "INDEX TO
                                                CONSOLIDATED FINANCIAL STATEMENTS."
    9.    Market Price of and Dividends on the
            Registrant's Common Equity and
            Related Stockholder Matters........ "SUMMARY OF CERTAIN INFORMATION,"
                                                "INTRODUCTION," "THE DISTRIBUTION -- Listing and
                                                Trading of Marketing Common Stock," "RISK
                                                FACTORS -- No Prior Market for Marketing Common
                                                Stock," "RISK FACTORS -- Dividend Policy,"
                                                "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                                OWNERS," "DIVIDEND POLICY," and "MANAGEMENT --
                                                Security Ownership of Directors, Executive
                                                Officers and 5% Owners."
   10.    Recent Sales of Unregistered
            Securities......................... Not applicable.
   11.    Description of Registrant's
            Securities to be Registered........ "DESCRIPTION OF CAPITAL STOCK."

ITEM
NO. ----              ITEM CAPTION                     LOCATION IN INFORMATION STATEMENT
          ------------------------------------- ------------------------------------------------
   12.    Indemnification of Directors
            and Officers....................... "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
                                                OFFICERS."
   13.    Financial Statements and
            Supplementary Data................. "SUMMARY OF CERTAIN INFORMATION," "RISK
                                                FACTORS," "SELECTED CONSOLIDATED FINANCIAL
                                                INFORMATION," "MANAGEMENT'S DISCUSSION AND
                                                ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                                OPERATIONS" and "INDEX TO CONSOLIDATED FINANCIAL
                                                STATEMENTS."
   14.    Changes in and Disagreements with Ac-
            countants on Accounting and
            Financial Disclosure............... Not Applicable.
   15.    Financial Statements and Exhibits
              (a) Financial Statements......... "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."
          (b) Exhibits


EXHIBIT
NO. -------                                     ITEM
                ---------------------------------------------------------------------
      *2.1      Form of Reorganization and Distribution Agreement between the
                Registrant and Getty Petroleum Corp.
     **3.1      Articles of Incorporation of the Registrant as currently in effect.
     **3.2      Form of Articles of Incorporation of the Registrant, as amended, to be in effect as of the Record Date.
     **3.4      By-Laws of the Registrant.
      10.1      Form of Reorganization and Distribution Agreement between the
                Registrant and Getty Petroleum Corp. (filed as Exhibit 2.1).
     *10.2      Form of Master Lease Agreement between the Registrant and Getty
                Petroleum Corp.
    **10.3      Form of Tax Sharing Agreement between the Registrant and Getty
                Petroleum Corp.
    **10.4      Form of Services Agreement between the Registrant and Getty Petroleum
                Corp.
     *10.5      Form of Trademark License Agreement between Registrant and Getty
                Petroleum Corp.
    **10.6      Form of Registrant's 1997 Stock Option and Award Plan.
    **10.7      Form of Registrant's Employee Stock Ownership Plan.
    **10.8      Form of Stock Option Reformation Agreement between the Registrant and
                Getty Petroleum Corp.
    **10.9      Form of Registrant's Retirement and Profit Sharing Plan.
    **10.10     Form of Supplemental Retirement Plan for Executives of the Registrant
                and Participating Subsidiaries.
    **22        List of Subsidiaries of the Registrant.
    **99.1      Consent of Prospective Director of the Registrant.


---------------

* Supersedes version previously filed.



**Previously filed.

                             GETTY PETROLEUM CORP.
                              125 JERICHO TURNPIKE
                            JERICHO, NEW YORK 11753

                                                                January 31, 1997

To the Stockholders of Getty Petroleum Corp:

     Getty Petroleum Corp. ("Getty") currently owns all of the outstanding shares of common stock of Getty Petroleum Marketing Inc. ("Marketing"), which Getty has formed to hold and operate its petroleum marketing and related businesses. The enclosed Information Statement contains information regarding the distribution of the common stock of Marketing to the stockholders of Getty (the "Distribution"). If you are a holder of Getty common stock on January 31, 1997, the record date for the Distribution, you will receive one (1) share of Marketing common stock for each share of Getty common stock you own on that date. Holders of Getty shares on the record date will not be required to make any payment or take any other action in order to receive Marketing shares in the Distribution. We expect that Marketing stock certificates will be mailed beginning on or about February 11, 1997.

     The principal effect of the Distribution will be to separate Getty's real estate business from its petroleum marketing business. After the Distribution, each business will be conducted by a separate, publicly held corporation, and Getty will change its name to "Getty Realty Corp."

     The Board of Directors of Getty, which approved the Distribution on December 12, 1996, believes that the Distribution will enhance stockholder values over the long term by allowing Getty and Marketing to concentrate on their respective businesses, allowing Marketing to establish more meaningful and effective equity-based employee compensation packages, and providing each company with greater flexibility in pursuing its independent business objectives. The petroleum marketing business of Marketing and the real estate business of Getty have distinct investment, operating and financial characteristics. The Getty Board of Directors believes that the Distribution will enable the investment community to analyze more effectively the investment characteristics, performance and future prospects of each business, enhancing the likelihood that each will achieve appropriate market recognition of its value. The Board of Directors of Getty has unanimously approved the Distribution.

     Details of the Distribution and other important information, including a description of the business and management of Marketing after the Distribution, are set forth in the accompanying Information Statement, which should be reviewed carefully by stockholders. Stockholder approval of the Distribution is not required, and we are not soliciting your proxy.

     Stockholders of Getty with inquiries related to the Distribution should contact John J. Fitteron, Senior Vice President, Treasurer and Chief Financial Officer of Getty, at (516) 338-6000.

                                            Sincerely yours,

                                            Leo Liebowitz
                                            Chairman and Chief Executive Officer

            PRELIMINARY INFORMATION STATEMENT DATED JANUARY 27, 1997


      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT
                         ------------------------------
                             INFORMATION STATEMENT
                         ------------------------------

                         GETTY PETROLEUM MARKETING INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

     This Information Statement is being furnished in connection with a special distribution (the "Distribution") by Getty Petroleum Corp. ("Getty") of one (1) share of common stock, $.01 par value ("Marketing Common Stock"), of Getty Petroleum Marketing Inc. ("Marketing") for each share of Getty common stock, $.10 par value (the "Getty Common Stock"), held of record as of the close of business on January 31, 1997 (the "Record Date"). The Distribution will result in 100% of the outstanding shares of Marketing Common Stock being distributed to the holders of Getty Common Stock. On January 31, 1997 (the "Distribution Date"), Getty will deliver all of the issued and outstanding shares of Marketing Common Stock to American Stock Transfer and Trust Company, as distribution agent (the "Distribution Agent"), which in turn will distribute such shares to the holders of Getty Common Stock as of the Record Date. It is expected that certificates representing shares of Marketing Common Stock will be mailed by the Distribution Agent on or about February 11, 1997. See "INTRODUCTION" and "THE DISTRIBUTION -- Manner of Effecting the Distribution." Holders of Getty Common Stock on the Record Date will not be required to make any payment or take any other action to receive Marketing Common Stock in the Distribution. On the Distribution Date, Getty will change its name to Getty Realty Corp.

     Marketing is a newly formed company that, at the time of the Distribution, will own the businesses and assets of, and will be responsible for the obligations and liabilities associated with, the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business, both of which are currently conducted by Getty and its subsidiaries. There is no established public trading market for Marketing Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. Application has been made to list the Marketing Common Stock on The New York Stock Exchange under the symbol "GPM." See "THE DISTRIBUTION -- Listing and Trading of Marketing Common Stock."
                         ------------------------------

    NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION.
             NO PROXIES ARE BEING SOLICITED, AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AUTHORITY, NOR HAS SUCH COMMISSION OR OTHER AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                         ------------------------------

           The date of this Information Statement is January 31, 1997

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                       ------
SUMMARY OF CERTAIN INFORMATION.........................................................      1
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.............................................      4
INTRODUCTION...........................................................................      5
RISK FACTORS...........................................................................      6
THE DISTRIBUTION.......................................................................      9
  General..............................................................................      9
  Background and Reasons for the Distribution..........................................      9
  Future Management of Marketing.......................................................     11
  Manner of Effecting the Distribution.................................................     11
  Listing and Trading of Marketing Common Stock........................................     11
  Federal Income Tax Aspects of the Distribution.......................................     12
  Regulatory Approvals.................................................................     12
  Reasons For Furnishing the Information Statement.....................................     12
RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION........................     13
  Reorganization and Distribution Agreement............................................     13
  Master Lease Agreement...............................................................     14
  Tax Sharing Agreement................................................................     16
  Services Agreement...................................................................     16
  Trademark License Agreement..........................................................     17
  Board of Directors and Management....................................................     17
  Financing -- Credit Lines............................................................     17
SELECTED CONSOLIDATED FINANCIAL INFORMATION............................................     18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................     19
DIVIDEND POLICY........................................................................     23
BUSINESS...............................................................................     23
  General..............................................................................     23
  Operating Strategy...................................................................     24
  Distribution.........................................................................     24
  Product Supply.......................................................................     26
  Marketing............................................................................     26
  Competition..........................................................................     27
  Regulation...........................................................................     27
  Personnel............................................................................     28
  Legal Proceedings....................................................................     28
MANAGEMENT.............................................................................     29
EXECUTIVE COMPENSATION.................................................................     32
  Stock Option Plans...................................................................     33
  Employee Stock Ownership Plan........................................................     34
  Miscellaneous Benefit Plans..........................................................     35
CERTAIN TRANSACTIONS...................................................................     35
DESCRIPTION OF CAPITAL STOCK...........................................................     36
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS................................     38
ADDITIONAL INFORMATION.................................................................     39
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.............................................    F-1

                         SUMMARY OF CERTAIN INFORMATION

     This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in the Information Statement to Getty and Marketing shall include Getty's and Marketing's respective subsidiaries, (ii) references in this Information Statement to Marketing prior to the Distribution Date shall refer to the petroleum marketing business as operated by Getty, (iii) references in this Information Statement to Getty refer to Getty Petroleum Corp. prior to the Distribution Date and to Getty Realty Corp. on and after such date, and (iv) references to a fiscal year are to the twelve-month period ended January 31 of such year. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement.

Distributing Company.............  Getty Petroleum Corp., a Delaware corporation ("Getty").
                                   On the Distribution Date, Getty will change its name to
                                   Getty Realty Corp. ("Realty").
Distributed Company..............  Getty Petroleum Marketing Inc., a Maryland corporation
                                   ("Marketing"), which on the Distribution Date will own the petroleum marketing business and the New York Mid-Hudson
                                   Valley home heating oil business, both previously
                                   conducted by Getty.
The Distribution.................  On the Distribution Date, all of the outstanding shares of
                                   Marketing Common Stock will be delivered to the
                                   Distribution Agent. On or about February 11, 1997, the
                                   Distribution Agent will mail stock certificates
                                   representing shares of Marketing Common Stock to holders
                                   of record of Getty Common Stock as of the Record Date. See
                                   "THE DISTRIBUTION -- Manner of Effecting the
                                   Distribution."
Record Date......................  Close of business on January 31, 1997 (the "Record Date").
Distribution Date................  Close of business on January 31, 1997 (the "Distribution
                                   Date").
Distribution Ratio...............  Each Getty stockholder will receive one share of common stock, $.01 par value, of Marketing (the "Marketing Common
                                   Stock") for each share of common stock, $.10 par value, of
                                   Getty (the "Getty Common Stock") owned on the Record Date.
Shares to be Distributed.........  Based on the number of shares of Getty Common Stock outstanding on December 27, 1996, approximately 12,675,000 shares of Marketing Common Stock will be issued to Getty
                                   stockholders in the Distribution. The shares to be
                                   distributed to Getty stockholders, together with
                                   approximately 667,000 shares to be issued to the Getty
                                   Petroleum Marketing Employee Stock Ownership Plan (the
                                   "Marketing ESOP"), will constitute all of the shares of
                                   Marketing Common Stock outstanding immediately after the
                                   Distribution.
Distribution Agent...............  American Stock Transfer and Trust Company (the
                                   "Distribution Agent").
Fractional Share Interests.......  Fractional shares will not be distributed. Any fractional shares will be aggregated and sold in the public market by the Distribution Agent and the aggregate cash proceeds
                                   will be distributed ratably to those shareowners entitled
                                   to fractional interests. See "THE DISTRIBUTION -- Manner
                                   of Effecting the Distribution."
No Payment Required..............  Getty stockholders will not be required to make any payment or to take any other action to receive their
                                   portion of the Distribution. See "THE DISTRIBUTION --
                                   Manner of Effecting the Distribution."

Conditions to the Distribution...  The Distribution is conditioned upon, among other things, declaration of the special dividend by the Board of
                                   Directors of Getty (the "Getty Board") and a private
                                   letter ruling from the Internal Revenue Service (the
                                   "IRS") in form and substance satisfactory to the Board of
                                   Directors of Getty (the "Getty Board"). See "-- Tax
                                   Consequences." The private letter ruling was issued by the
                                   IRS on September 11, 1996. The Getty Board has reserved
                                   the right to waive any conditions to the Distribution or,
                                   even if the conditions to the Distribution are satisfied,
                                   to abandon, defer or modify the Distribution at any time
                                   prior to the Distribution Date. See "INTRODUCTION" and
                                   "THE DISTRIBUTION -- Manner of Effecting the
                                   Distribution."
Reasons for the Distribution.....  The Distribution will formally separate Getty's petroleum marketing business from its real estate business. After
                                   the Distribution, each business will be conducted by a
                                   separate, publicly held corporation. The Getty Board
                                   believes that the Distribution will (i) enable the
                                   management of each company to concentrate its attention
                                   and financial resources on the core businesses of such
                                   company, (ii) facilitate the adoption of a broad-based
                                   equity compensation plan for Marketing whereby Marketing
                                   can more efficiently and meaningfully incentivize its
                                   employees and (iii) enhance stockholder value over the
                                   long term by allowing the investment community to analyze
                                   more effectively the investment characteristics,
                                   performance and future prospects of the two distinct
                                   business groups. The Getty Board also believes that the
                                   Distribution will provide each company with greater
                                   flexibility in pursuing its independent business
                                   objectives. See "THE DISTRIBUTION -- Background and
                                   Reasons for the Distribution."
Tax Consequences.................  The Getty Board has conditioned the Distribution on receipt of a private letter ruling from the IRS to the
                                   effect, among other things, that receipt of shares of
                                   Marketing Common Stock by holders of Getty Common Stock
                                   will be tax free. On September 11, 1996, the IRS issued a
                                   private letter ruling (the "Tax Ruling") confirming the
                                   foregoing, as well as to confirm the treatment, for
                                   Federal income tax purposes, of certain other matters
                                   pertaining to the Distribution.
Trading Market...................  There is currently no public market for Marketing's Common
                                   Stock. Application has been made to list the Marketing
                                   Common Stock on The New York Stock Exchange. See "THE
                                   DISTRIBUTION -- Listing and Trading of Marketing Common
                                   Stock" and "RISK FACTORS -- No Prior Market for Marketing
                                   Common Stock."
Marketing........................  Marketing was incorporated under the laws of Maryland on
                                   October 1, 1996. Following the Distribution Date,
                                   Marketing will own and operate the petroleum marketing
                                   business and the New York Mid-Hudson Valley home heating
                                   oil business, both currently owned and operated by Getty.
                                   See "BUSINESS."
Principal Office of Marketing....  The principal executive offices of Marketing are located at 125 Jericho Turnpike, Jericho, New York 11753.
Board of Directors...............  Getty, as the sole stockholder of Marketing, has elected the following persons to constitute the Board of Directors of Marketing as of the Distribution Date: Messrs. Leo
                                   Liebowitz, Milton Safenowitz, Ronald E. Hall, Richard E.
                                   Montag and Matthew J. Chanin. See "MANAGEMENT."

Risk Factors.....................  See "RISK FACTORS" for a discussion of factors that should be considered in connection with the Marketing Common
                                   Stock received in the Distribution.
Preliminary Transactions.........  Prior to the Distribution, Getty intends to transfer to
                                   Marketing the stock of certain subsidiaries engaged in the petroleum marketing and New York Mid-Hudson Valley home
                                   heating oil businesses (collectively, the "Transferred
                                   Subsidiaries"), as well as certain other assets associated with petroleum marketing operations.
Financing........................  Marketing has established facilities for letters of credit and lines of credit. See "RELATIONSHIP BETWEEN GETTY AND
                                   MARKETING AFTER THE DISTRIBUTION -- Financing -- Credit
                                   Lines."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information of Marketing should be read in conjunction with Marketing's historical and pro forma consolidated financial statements and the notes thereto, included elsewhere in this Information Statement. The following consolidated financial information relates to the business of Marketing as it was operated as part of Getty and is derived from the consolidated historical financial statements of Marketing. The consolidated financial statements of Marketing are derived from the consolidated historical financial statements of Getty and may not reflect the financial position or results of operations that would have been obtained had Marketing been a separate, publicly held company during such periods.


                                                                                                         NINE MONTHS ENDED
                                                      FISCAL YEARS ENDED JANUARY 31,                        OCTOBER 31,
                                        ----------------------------------------------------------     ---------------------
                                           1992         1993        1994        1995        1996         1995         1996
                                        ----------    --------    --------    --------    --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues.............................   $1,121,176    $906,656    $776,285    $753,735    $791,194     $598,249     $642,225
Net earnings (loss)..................      (16,658)     (7,303)      1,818      (2,434)      3,664(a)     1,701(a)    (2,092)
Pro forma net earnings (loss)(b).....                                                        3,302(c)                 (2,575)
Pro forma net earnings (loss) per
  share(b)(d)........................                                                          .25(c)                   (.19)
BALANCE SHEET DATA AT END OF PERIOD:
Total assets.........................   $  131,208    $112,413    $111,515    $117,097    $124,498     $123,638     $128,879
Working capital (deficit)............       13,208     (18,215)    (16,425)    (23,221)     (8,723)     (14,447)     (17,162)
Pro forma working capital(e).........                                                                                  1,100
Stockholders' equity.................       70,813      39,811      41,991      37,061      50,311       46,809       44,027
Pro forma stockholders' equity(e)....                                                                                 62,289


(a) Includes charge of $282, or $.02 per share, from the cumulative effect of adopting Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(b) Pro forma net earnings (loss) reflect additional rent to be paid to Getty by Marketing as provided for in the Master Lease and estimated costs Marketing will incur in operating as a separate public company. Commencing February 1, 1997, Marketing will recognize a charge to operating results over a five-year period relating to the Marketing ESOP and will also recognize a charge to operations relating to certain change of control agreements. Such charges, which are not reflected in the pro forma consolidated financial statements, will be based on the value of the Marketing Common Stock in the future and, as such, are not currently determinable.


(c) Excludes charge of $282, or $.02 per share, described in note (a).



(d) Pro forma net earnings (loss) per share is computed by dividing net earnings
    (loss) by the weighted average number of shares of Marketing Common Stock that would have been outstanding during the period had the Distribution taken place as of the beginning of such period and had an additional 667,000 shares associated with the Marketing ESOP been issued.



(e) Pro forma working capital and stockholders' equity reflect a cash transfer from Getty in an amount sufficient to provide Marketing with net working capital of approximately $1.1 million in accordance with the Distribution Agreement.

                                  INTRODUCTION

     The Board of Directors of Getty Petroleum Corp., a Delaware corporation ("Getty"), has declared a special distribution (the "Distribution") of one share of common stock, $.01 par value ("Marketing Common Stock"), of Getty Petroleum Marketing Inc., a Maryland corporation ("Marketing"), for each share of Getty common stock, $.10 par value ("Getty Common Stock"), held of record as of the close of business on January 31, 1997 (the "Record Date"). Getty will effect the Distribution on January 31, 1997 (the "Distribution Date") by delivering all of the issued and outstanding shares of Marketing Common Stock to American Stock Transfer and Trust Company, as the distribution agent (the "Distribution Agent"), for transfer and distribution to the holders of record of Getty Common Stock as of the Record Date. It is expected that certificates representing shares of Marketing Common Stock will be mailed to Getty stockholders beginning on or about February 11, 1997.

     The principal effect of the Distribution will be to separate Getty's petroleum marketing business from its real estate business. After the Distribution, each business will be conducted by a separate, publicly held corporation. Marketing will own and operate the petroleum marketing business and own the New York Mid-Hudson Valley home heating oil business operated by its subsidiary, Kingston Oil Supply Corp. ("KOSCO"), and Getty will retain and continue to own and operate the real estate business and the Pennsylvania and Maryland home heating oil business. See "BUSINESS." The Distribution is intended to enhance stockholder value over the long term by allowing Getty and Marketing to concentrate on their respective businesses, by facilitating the adoption of a broad-based equity compensation plan for Marketing through which Marketing can more efficiently and meaningfully incentivize its employees and by enabling the investment community to analyze more effectively the investment characteristics, performance and future prospects of the two distinct business groups. The Distribution is also intended to provide each company with greater flexibility in pursuing its independent business objectives.

     For a description of risk factors in connection with the Distribution and the related transactions described in this Information Statement, see "RISK FACTORS."

     Marketing was formed as a subsidiary of Getty on October 1, 1996. There has been no trading market in Marketing Common Stock. However, application has been made to list the Marketing Common Stock on The New York Stock Exchange (the "NYSE") under the symbol "GPM," and a "when-issued" trading market is expected to develop on or about the Record Date. See "THE DISTRIBUTION -- Listing and Trading of Marketing Common Stock" and "RISK FACTORS -- No Prior Market for Marketing Common Stock."

     In consideration for Getty's transfer to Marketing of the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business, Marketing issued to Getty all of the outstanding shares of Marketing Common Stock and assumed certain obligations and liabilities relating to the transferred businesses. See "THE DISTRIBUTION."

     The Distribution does not require stockholder approval and the Getty Board may abandon, defer or modify the Distribution prior to the Distribution Date. Marketing stockholders will not be entitled to appraisal rights in connection with the Distribution.

     The principal executive offices of Marketing are located at 125 Jericho Turnpike, Jericho, New York 11753; telephone number (516) 338-6000.

                                  RISK FACTORS

     Stockholders should note the following risk factors, as well as the other information contained in this Information Statement.

VOLATILITY OF MARKETING MARGINS

     Marketing's earnings and cash flow from operations depend upon rental income from dealers and the sale of refined petroleum products at marketing margins sufficient to cover fixed and variable expenses. Marketing has no crude oil reserves or refining capacity. Marketing has entered into agreements with Northeast and Mid-Atlantic suppliers for the purchase of refined petroleum products. Substantially all of Marketing's supply contracts are for a term of one year.

     Historically, petroleum prices have been subject to extreme volatility and there have been periodic shortages followed by periods of oversupply. A large, rapid increase in petroleum prices would adversely affect Marketing's profitability if Marketing's sales prices were not similarly increased or if automobile consumption of gasoline were to significantly decline. No assurance can be given that petroleum prices will not fluctuate greatly or that petroleum products will continue to be available from multiple sources or available at all in times of shortage. Management believes, however, that based on its experience during times of shortage, Marketing will continue to have the ability to acquire petroleum products on competitive terms due in part to the large volume of its purchases and its storage capacity at its distribution terminals.

     Petroleum products are commodities whose prices depend on numerous factors beyond Marketing's control that affect the supply of and demand for petroleum products, such as changes in domestic and foreign economies, political affairs and production levels, the availability of imported oil, the marketing of competitive fuels, the extent of government regulation and expected and actual weather conditions. The prices paid by Marketing for its products are affected by global, national and regional factors, such as petroleum pipeline capacity, local market conditions and competition and the level of operations of refineries. A large, rapid increase in refined petroleum prices would adversely affect Marketing's operating margins if the increased cost of petroleum products could not be passed on to Marketing's customers. Although Marketing believes, based on its experience during periods of shortage, that it will continue to have the ability to acquire petroleum products on competitive terms due in part to the large volume of its purchases and its substantial storage capacity at its distribution terminals, no assurance can be given that Marketing will be able to negotiate favorable prices for petroleum products or that adequate supplies will be available to it during times of shortage. In recent years, prices of refined products have fluctuated substantially. Accordingly, Marketing's earnings are subject to substantial fluctuations, as reflected in Marketing's financial statements. Moreover, after the Distribution, Marketing's rental expense will be substantially higher than that of Getty prior to the Distribution, and Marketing's post-Distribution earnings may be more volatile and lower than Getty's pre-Distribution earnings. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

PETROLEUM MARKETING IS A MATURE INDUSTRY

     The petroleum marketing industry is a mature one, with only limited growth in total demand for the product foreseen. Marketing expects the overall demand for petroleum products to grow about 2% annually over the next several years, with year to year industry volumes being impacted primarily by travel patterns. Therefore, Marketing's ability to grow within the industry depends on its ability to acquire new distributors, open new retail outlets, refurbish and expand existing outlets and acquire new customers through effective marketing. There can be no assurance that in the future Marketing will be able to (i) find attractive acquisition candidates and acquire such candidates on economically acceptable terms, or (ii) increase same service station sales through refurbished or expanded service stations or through improved marketing.

ENERGY EFFICIENCY AND TECHNOLOGY TRENDS MAY AFFECT DEMAND FOR PETROLEUM PRODUCTS

     Retail customers use petroleum primarily as a motor fuel, and Marketing's sales therefore depend in part on the level of motor fuel consumption. Marketing is not able to predict the effect that future conservation measures, technological advances in transportation or the use of alternative fuels might have on Marketing's operations.

COMPETITION

     Marketing believes that, based on the number of locations served, it is currently one of the largest independent marketers of petroleum products in the United States. Petroleum marketing is highly competitive, and Marketing competes with a substantial number of integrated oil companies and other companies who may have greater assets, financial resources and sales. Accordingly, Marketing's earnings may be adversely affected by the marketing policies of such companies, which may have greater flexibility to withstand price changes than Marketing.

COMPETITION AND VOLATILITY IN THE HOME HEATING OIL BUSINESS

     The business of marketing and selling home heating oil has historically been an intensely competitive one, due not only to the presence of other home heating oil retailers and suppliers in the New York Mid-Hudson Valley area, but also to the availability of other types of home heating fuels, such as natural gas. The profitability of the home heating oil business is also subject to fluctuations in the regional climate, as the demand for home heating oil is generally linked to the severity of any particular winter. Furthermore, a large, rapid increase in the cost of home heating oil prices would adversely affect Marketing's profitability if Marketing's sales prices were not similarly increased or if consumption of home heating oil were to significantly decline as a result of such price increases. The price of home heating oil fluctuates widely, and no assurances can be given with respect to consumers' continued use of home heating oil in the New York Mid-Hudson Valley, the level of consumption of home heating oil in this region during any given winter season, or the ability of Marketing to negotiate favorable prices for home heating oil from its suppliers.

REGULATION

     The petroleum products industry is subject to numerous federal, state and local laws and regulations. Although Marketing believes that the costs related to compliance with those laws and regulations have not had and are not expected to have a material adverse effect on the competitive or financial position of Marketing, such costs may have a significant impact on results of operations or liquidity for any single period.

     Marketing is not a refiner and, therefore, is not subject to the Petroleum Marketing Practices Act ("PMPA"), a federal law, with respect to its Getty(R) branded stations. However, pursuant to Marketing's agreements with approximately one-half of its Getty dealers and distributors, Marketing has voluntarily extended to them coverage under PMPA. Under PMPA, Marketing complies with certain notice requirements (generally 90 days) and extends nondiscriminatory contracts to certain of its Getty licensed dealers and distributors, whose franchises cannot be terminated or not renewed unless certain PMPA imposed prerequisites are met as provided in Marketing's agreements. Although a licensed dealer or distributor who is covered by PMPA is not required to renew his or her franchise, because Marketing has agreed to comply with PMPA with respect to such dealers and distributors, Marketing is required to renew the franchises of such dealers and distributors who elect to renew. However, franchisees may be terminated or not renewed for violating certain provisions of Marketing's agreements as permitted under PMPA. The PMPA permitted grounds for termination or non-renewal include, among other things, non-payment of rent, misuse of trademark, bankruptcy, criminal misconduct, condemnation and expiration of an underlying lease. Also, Marketing may elect to non-renew with a franchisee upon a determination made in good faith that the franchise relationship is uneconomical to Marketing. In such latter instance, Marketing must, in accordance with PMPA, offer to the franchisee the right to purchase Marketing's leasehold interest in the property at a bona fide price. Under the terms of the Master Lease with Realty, Marketing would be required to offer to assign its leasehold interest in the property (including all renewal options) to the franchisee who is covered by PMPA.

     In addition, Marketing's operations are governed by numerous federal, state and local environmental laws and regulations affecting all aspects of its operations. Among these laws are (i) requirements to dispense reformulated gasoline in accordance with the Clean Air Act, (ii) restrictions imposed on the amount of hydrocarbon vapors which may enter the air at Marketing's terminals and service stations, (iii) OSHA and other laws regulating terminal employee exposure to benzene and other hazardous materials,

(iv) requirements to report to governmental authorities discharges of petroleum products into the environment and, under certain circumstances, to remediate the soil and/or groundwater contamination pursuant to governmental order and directive, (v) requirements to remove and replace underground storage tanks which have exceeded governmental-mandated age limitations and (vi) the requirement to provide a certificate of financial responsibility with respect to claims relating to underground storage tank failures.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

     Marketing does not have an operating history as an independent public company, and there is no assurance that it will be profitable as a stand-alone company. For the nine months ended October 31, 1996, Marketing had a net loss of approximately $2.1 million. The business of Marketing has historically relied on Getty for various financial and administrative services. After the Distribution, Marketing will maintain its own lines of credit, banking relationships and administrative functions.

DIVIDEND POLICY

     Marketing's dividend policy will be established by the Board of Directors of Marketing (the "Marketing Board") from time to time based on the results of operations and financial condition of Marketing and such other business considerations as the Marketing Board considers relevant. Subject to the foregoing, Marketing may declare and pay dividends after the Distribution, although there can be no assurance that any dividends will be paid in the future.

POTENTIAL CONFLICTS

     The post-closing relationships between Getty and Marketing may cause the interests of such companies to conflict. Potential sources of such conflict include (i) Marketing's leasing of substantially all of its service station and terminal properties from Getty pursuant to an agreement that allows Getty to terminate Marketing's rights with respect to such properties upon the occurrence of certain events of default, (ii) Marketing's licensing of the Getty trademark from Getty under an agreement that terminates upon the occurrence of certain events of default and that allows Getty to license the Getty trademark for use by third parties on a non-exclusive basis in states in which Marketing is not then doing business and (iii) Getty's retention of and agreement to pay for and indemnify Marketing with respect to all scheduled pre-closing environmental liabilities and obligations, all scheduled future upgrades (the "Upgrades") necessary to cause underground storage tanks (such tanks, including related piping, underground pumps, wiring and monitoring devices, the "USTs") to conform to the 1998 federal standards for USTs (the "1998 Standards"), and all environmental liabilities and obligations arising out of discharges with respect to Properties (as defined below) containing USTs that have not been upgraded to meet the 1998 Standards ("Nonupgraded USTs") that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards, with Marketing being responsible for and indemnifying Getty with respect to all other environmental obligations and liabilities. See "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION -- Master Lease Agreement" and "-- Trademark License Agreement." In addition, Mr. Leo Liebowitz will serve as a director, chief executive officer and Chairman of Marketing and as director, chief executive officer and president of Getty, and Mr. Milton Safenowitz will also serve as a director of Marketing and of Getty. Messrs. Liebowitz and Safenowitz will own shares in both companies following the Distribution. In addition, all other present directors and officers of Getty will own shares and have options to purchase shares of both companies following the Distribution.

NO PRIOR MARKET FOR MARKETING COMMON STOCK

     There has been no prior trading market for Marketing Common Stock and there can be no assurance as to the prices at which Marketing Common Stock will trade before or after the Distribution Date. Until Marketing Common stock is fully distributed and an orderly market develops, the prices at which Marketing Common Stock trades may fluctuate significantly. Prices for Marketing Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Marketing Common Stock, investor perceptions of Marketing and its business, Marketing's dividend policy, and general economic and market conditions. See "THE DISTRIBUTION -- Listing and Trading of Marketing Common Stock."

EFFECTS ON GETTY COMMON STOCK

     After the Distribution, Getty Common Stock will continue to be listed on the NYSE, and traded on certain other exchanges. As a result of the Distribution, the trading prices of Getty Common Stock are likely to be lower than the trading prices of Getty Common Stock immediately prior to the Distribution. The aggregate trading prices of Getty Common Stock and Marketing Common Stock after the Distribution may be less than, equal to or greater than the trading prices of Getty Common Stock prior to the Distribution. In addition, until the market has fully analyzed the operations of Getty without the Marketing Business, the prices at which the Getty Common Stock trades may fluctuate significantly.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Getty has received a Tax Ruling from the IRS to the effect that, among other things, for United States federal income tax purposes the Distribution will be tax-free under Section 355 of the Code. See "THE DISTRIBUTION -- Federal Income Tax Aspects of the Distribution." The continuing validity of the Tax Ruling is subject to certain factual representations and assumptions. Marketing is not aware of any facts or circumstances which should cause such representations and assumptions to be untrue. The Tax Sharing Agreement (as defined below) provides that neither Getty nor Marketing is to take any action inconsistent with, nor fail to take any action required by, the request for the Tax Ruling or the Tax Ruling unless required to do so by law or permitted to do so by the prior written consent of the other party or, in certain circumstances, a supplemental ruling. Getty and Marketing have agreed to indemnify each other with respect to any tax liability resulting from their respective failures to comply with such provisions. See "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION -- Tax Sharing Agreement."


CERTAIN ANTI-TAKEOVER FEATURES



     Certain provisions of Maryland statutory law could discourage potential acquisition proposals and could delay or prevent a change in control of Marketing. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Marketing Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Common Stock."


                                THE DISTRIBUTION

GENERAL

     On the Distribution Date, Getty intends to distribute all of the outstanding shares of Marketing Common Stock to holders of record on the Record Date of Getty Common Stock. Each holder of Getty Common Stock will receive one share of Marketing Common Stock for each share of Getty Common Stock held on the Record Date. Holders of Getty Common Stock on the Record Date will not be required to make any payment or to take any other action to receive their portion of the Distribution.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     The Board of Directors of Getty has determined, for the reasons set forth below, to separate Getty into two publicly held companies: Marketing, a newly formed corporation which will own and operate the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business, and Getty, which will continue to own and operate the real estate business and the home heating oil business in Pennsylvania and Maryland.


     The Board of Directors of Getty believes that over the long term the Distribution will benefit Getty's stockholders and each of Getty's current businesses.



     The petroleum marketing business of Marketing and the real estate business of Getty have distinctly different investment, operating and financial characteristics. Marketing's earnings largely depend on its ability to sell petroleum products on a wholesale and retail level in a volatile industry at product margins and in quantities sufficient to cover its fixed and variable expenses. Marketing's variable costs, operating margins and earnings have varied significantly over time and will likely continue to do so. In contrast, Getty's earnings will depend on its receipt of rent from Marketing, its receipt of rent for properties leased to other third parties, and its ability to acquire and lease real estate at rates sufficient to cover its costs. Although numerous factors beyond Getty's control have and will likely continue to affect its earnings, Getty's earnings have historically been and are likely to continue to be less volatile than those of Marketing.



     Separate management teams addressing distinct business issues will manage the two businesses, and separation of the businesses should result in greater focus of the management teams on the core strengths that make each business successful. In particular, the Distribution will allow both Marketing and Getty to offer their employees more meaningful and effective equity-based employee compensation packages. The Distribution will allow Marketing to adopt a broad-based compensation plan (including the Marketing ESOP) through which it can more efficiently and meaningfully incentivize all its employees by creating equity-based incentives more directly correlated to the performance of the Marketing business. Similarly, the Distribution will allow Getty to provide its employees with incentive plans that better relate to the performance of its real estate business.



     In addition, the Board of Directors of Getty believes that Marketing's post-Distribution capital structure and business focus should help it better compete. For example, over the past few years, Marketing has divested nonstrategic and uneconomic retail outlets and has increased the average gasoline volume per retail outlet in each of the past five years. As a result of the Distribution, Marketing will have no long-term debt and no known material environmental liabilities, which liabilities will remain the responsibility of Getty. Getty will retain responsibility for properties that are not related to the petroleum marketing business. The Board of Directors of Getty believes that these changes should permit Marketing's management to focus more fully on its core business.



     The Getty Board of Directors believes that the Distribution will enable the investment community to analyze more effectively the individual investment characteristics, performance and future prospects of the petroleum marketing business of Marketing and the real estate business of Getty, enhancing the likelihood that each of Marketing and Getty will achieve more appropriate market recognition of its value.



     Although Marketing's post-Distribution net rental expense may cause its earnings to be lower and more volatile than Getty's pre-Distribution earnings, Getty's management believes that the Distribution provides each company with rental income and expenses appropriate to the characteristics of its business. Under the Master Lease, Marketing will pay approximately $24 million more in annual rent to Getty than it currently receives in annual rent from third parties. Such net rental payment reduces the amount of, and increases the volatility of, Marketing's earnings. Marketing's payments to Getty under the Master Lease exceed its expected receipt of rental income from third parties primarily because (i) Marketing's payments to Getty include rent for 10 distribution terminals and bulk plants, and for retail outlets that are not subleased but are operated by Marketing or by management contractors and (ii) Getty leases to Marketing at lease rates intended to approximate fair market rates that would be negotiated by unrelated parties engaged solely in a real estate transaction, whereas, consistent with petroleum industry practice, Marketing generally leases its retail outlets at lower, but competitive, rates to dealers in anticipation of also realizing profits on the sale of petroleum products. Thus, Getty's management believes that Marketing's net rental expense approximates the sum of the fair market rental value of those facilities not subleased by Marketing and the reduced rentals offered to dealers in anticipation of realizing profits on the sale of petroleum products.



     In connection with its formulation and adoption of the Distribution, the Board of Directors of Getty consulted with Credit Suisse First Boston, which conducted analyses of the businesses of Getty and Marketing based on information provided by management. The Board of Directors of Getty did not request or receive from Credit Suisse First Boston any opinion as to the fairness from a financial point of view of the Distribution to stockholders of Getty or any other opinion relating to the Distribution.


     A stockholder will have the same ownership interest in both Getty and Marketing (except for dilution caused by the issuance of Marketing Common Stock to the Marketing ESOP) after the Distribution as he or she had in Getty before the Distribution. However, as a result of the Distribution, current stockholders and prospective investors will have the ability to make separate investment decisions regarding each business.

     The Distribution will be reflected in Getty's financial statements as a charge against stockholders' equity. The pro forma consolidated effect on Getty of the Distribution, if it had occurred on October 31, 1996, would have been to reduce Getty's assets by approximately $147.1 million and stockholders' equity by approximately $62.3 million.

FUTURE MANAGEMENT OF MARKETING

     Following the Distribution, it is presently intended that Marketing's petroleum marketing business will continue to be operated with substantially the same operating management and personnel as at present. See "MANAGEMENT."

MANNER OF EFFECTING THE DISTRIBUTION


     In connection with the Distribution, all of the outstanding shares of Marketing Common Stock will be delivered to the Distribution Agent for transfer and distribution to the holders of record of Getty Common Stock as of the Record Date. It is expected that certificates representing shares of Marketing Common Stock will be mailed by the Distribution Agent to Getty stockholders beginning on or about February 11, 1997.


     The Board of Directors of Getty has reserved the right to abandon, defer or modify the Distribution and the related transactions described in this Information Statement at any time prior to 11:59 p.m., New York time, on the day immediately preceding the Distribution Date.

     No holder of Getty Common Stock will be required to pay any cash or other consideration for the shares of Marketing Common Stock received in the Distribution or surrender or exchange shares of Getty Common Stock in order to receive Marketing Common Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of Getty Common Stock. All shares of Marketing Common Stock will be fully paid and non-assessable and the holders of those shares will not be entitled to preemptive rights. See "DESCRIPTION OF CAPITAL STOCK -- Common Stock."

     No certificates or scrip representing fractional shares of Marketing Common Stock will be issued to Getty stockholders as part of the Distribution. If, as a result of the Distribution, any Getty stockholder would own fractional shares of Marketing Common Stock, the Distribution Agent will aggregate such fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of such stockholders, and such stockholders will receive instead a cash payment in the amount of their pro rata share of the sale proceeds. Such sales are expected to be made on, or as soon as practicable after, the Distribution Date.

LISTING AND TRADING OF MARKETING COMMON STOCK

     There is not currently a public market for Marketing Common Stock. Prices at which Marketing Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the Marketing Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Marketing Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Marketing Common Stock, investor perception of Marketing and the industries in which Marketing participates, Marketing's dividend policy and general economic and market conditions. See "RISK FACTORS -- No Prior Market for Marketing Common Stock."

     Marketing has applied to list the Marketing Common Stock on The New York Stock Exchange. Marketing initially will have approximately 3,000 stockholders of record based upon the number of stockholders of record of Getty as of December 27, 1996. For certain information regarding options to purchase Marketing Common Stock that will be outstanding after the Distribution, see "RELATIONSHIP BETWEEN MARKETING AND GETTY AFTER THE DISTRIBUTION -- Reorganization and Distribution Agreement."

     Getty received a no-action letter from the Staff of the Securities and Exchange Commission (the "Commission Staff") on December 9, 1996, confirming, among other things, Getty's view that the Distribution of Marketing Common Stock does not require registration under the Securities Act of 1933, as amended (the "Securities Act"). Based on such no-action letter, it is Marketing's belief that Marketing

Common Stock distributed to Getty's stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Getty within the meaning of Rule 144 of the Securities Act, which persons may not publicly offer or sell Marketing Common Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or pursuant to Rule 144 (without regard to holding period requirements thereunder).

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

     On September 11, 1996, the IRS issued a ruling to Getty providing, among other things, that the Distribution will qualify as a tax free spin-off under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for Federal income tax purposes:

          (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Getty Common Stock upon the receipt of Marketing Common Stock in the Distribution.

          (2) The aggregate basis of the Getty Common Stock and the Marketing Common Stock in the hands of the stockholders of Getty immediately after the Distribution will be the same as the aggregate basis of the Getty Common Stock held immediately before the Distribution, allocated in proportion to the fair market value of each.

          (3) Any stockholder of Getty receiving cash in lieu of fractional Marketing Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the basis such stockholder would have had in the fractional Marketing Common Stock.

          (4) The holding period of the Marketing Common Stock received by the stockholders of Getty will include the holding period of Getty Common Stock with respect to which the Distribution will be made, provided that such stockholder held the Getty Common Stock as a capital asset on the Distribution Date.

          (5) No gain or loss will be recognized by Getty upon the Distribution.

     The summary of federal income tax consequences set forth above does not purport to cover all federal income tax consequences that may apply to all categories of stockholders. All stockholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such stockholders.

     For a description of the Tax Sharing Agreement pursuant to which Getty and Marketing have provided for various tax matters, see "RELATIONSHIP BETWEEN MARKETING AND GETTY AFTER THE DISTRIBUTION -- Tax Sharing Agreement."

REGULATORY APPROVALS

     Marketing does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution other than motor fuel and terminal licenses and permits that have been obtained or will have been obtained prior to the Distribution or that Marketing expects to receive in due course thereafter (and for which temporary arrangements have been made).

REASONS FOR FURNISHING THE INFORMATION STATEMENT

     This Information Statement is being furnished by Getty solely to provide information to Getty stockholders who will receive Marketing Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Getty or Marketing. The information contained in this Information Statement is believed by Getty and Marketing to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Getty nor Marketing will update the information except in the normal course of their respective public disclosure practices.

                    RELATIONSHIP BETWEEN GETTY AND MARKETING
                             AFTER THE DISTRIBUTION

     For purposes of governing certain relationships between Getty and Marketing after the Distribution and providing for an orderly transition, Getty and Marketing have entered into or will enter into various agreements, including those described below. Copies of certain of the agreements are included as exhibits to Marketing's Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Marketing Common Stock, and the following discussions with respect to such agreements are qualified in their entirety by reference to the agreements as filed.

REORGANIZATION AND DISTRIBUTION AGREEMENT

     Getty and Marketing have entered into a Reorganization and Distribution Agreement (the "Distribution Agreement"), which provides for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to Marketing of the assets of the petroleum marketing business and the stock of the Transferred Subsidiaries, the division between Getty and Marketing of certain liabilities and obligations, the distribution by Getty of all outstanding shares of Marketing Common Stock to Getty stockholders and certain other agreements governing the relationship between Getty and Marketing after the Distribution.

     Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of obligations and liabilities and cross-indemnities designed to allocate, effective as of the Distribution Date, financial responsibility for the obligations and liabilities arising out of or in connection with the Marketing business to Marketing and its subsidiaries, and financial responsibility for the obligations and liabilities arising out of or in connection with the real estate business to Getty and its subsidiaries; provided, however, that Getty shall retain all liabilities relating to (i) scheduled pre-closing environmental liabilities and obligations, (ii) scheduled future Upgrades for Nonupgraded USTs, and (iii) environmental liabilities and obligations arising out of discharges with respect to Properties containing Nonupgraded USTs that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing will be responsible for all other environmental liabilities and obligations relating to USTs or otherwise. The agreements to be executed in connection with the Distribution Agreement set forth certain specific allocations of other liabilities between Getty and Marketing. See "-- Tax Sharing Agreement" below.


     Under the Distribution Agreement, Getty will retain all cash and equivalent balances of Getty and its subsidiaries except for an amount sufficient to provide Marketing with net working capital of approximately $1.1 million. The remaining cash necessary to provide Marketing with net working capital of $1.1 million will be transferred to Marketing upon the determination of Marketing's net working capital as of January 31, 1997, which determination is expected to be made no later than February 28, 1997.


     To avoid adversely affecting the intended tax consequences of the Distribution and related transactions, the Distribution Agreement provides that, until the second anniversary of the Distribution Date, Marketing must obtain an opinion of counsel reasonably satisfactory to Getty or a supplemental tax ruling before Marketing may make certain material dispositions of its assets, engage in certain repurchases of Marketing capital stock or cease the active, independent conduct of its business with its own employees. Marketing does not expect these limitations to inhibit significantly its operations, growth opportunities or ability to respond to unanticipated developments. Getty must also obtain an opinion of counsel reasonably satisfactory to Marketing or a supplemental tax ruling before Getty may engage in similar transactions during such period. See "RISK FACTORS -- Certain Federal Income Tax Considerations." Getty does not expect these limitations to inhibit significantly its operations, growth opportunities or ability to respond to unanticipated developments.

     The Distribution Agreement also provides that each of Marketing and Getty will be granted access to certain records and information in the possession of the other, and requires the retention by each of Marketing and Getty for a period of ten years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information (including, for example, the attorney-client privilege) and requires each of Marketing and Getty to obtain the consent of the other prior to waiving any shared privilege.

     The Distribution Agreement also provides for the allocation of certain responsibilities with respect to employee compensation and benefits and labor matters. The Distribution Agreement provides that, effective as of the Distribution Date, Marketing will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all obligations and liabilities of Getty, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who, on or after the Distribution Date, will be employees of Marketing or its subsidiaries. The Distribution Agreement also provides that, effective as of the Distribution Date, Getty will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all obligations and liabilities of Getty, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of Getty.

     In addition, the Distribution Agreement provides that, immediately prior to the Distribution, each current holder of an option to acquire shares of Getty pursuant to Getty's 1985, 1988 or 1991 Stock Option Plans will receive, in exchange therefor, two separately exercisable options: one to purchase shares of Getty Common Stock (a "Getty Option") and one to purchase Marketing Common Stock (a "Marketing Option"), each exercisable for the same number of shares and containing terms substantially equivalent in the aggregate to those of such holder's pre-Distribution option. The exercise price for each Getty Option and Marketing Option will be set so as to preserve the Aggregate Spread (as defined below) in value attributed to the options currently held by holders, such determination to be based on the average of the closing trading prices over a designated 10 trading-day period with respect to Getty Common Stock and Marketing Common Stock. The "Aggregate Spread" of an option is an amount representing the difference between the exercise price of an option and the price of a share of Getty Common Stock immediately prior to the Distribution multiplied by the number of shares underlying such option.

     The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, all costs and expenses in connection with the Distribution will be charged to the party for whose benefit the expenses are incurred.

MASTER LEASE AGREEMENT

     Getty and Marketing have entered into a Master Lease Agreement (the "Master Lease") under which service station and convenience store properties and terminal facilities (the "Properties") are leased or subleased by Getty as the Lessor to Marketing as the Lessee. The Properties will be used for gasoline sales, convenience stores, and other complementary lawful uses in conjunction with the sale of petroleum products or convenience store items, except when the provisions of any underlying lease are more restrictive. Marketing may sublet any property, provided that Marketing remains fully responsible for a sublessee's performance and, except in cases of economic abandonment (as described below), a sublease for uses other than those described above will require Getty's consent. Except for certain environmental and UST obligations described below, the Master Lease will be a "triple-net" lease, with Marketing assuming responsibility for the cost of all taxes, maintenance, repairs, insurance and other operating expenses.

     The Properties leased or subleased by Getty to Marketing pursuant to the Master Lease are as follows:

                                                                      NUMBER OF
                                                                    DISTRIBUTION      TERMINATION DATE UNDER
                                                   NUMBER OF        TERMINALS AND     THE MASTER LEASE (NOT
                                                SERVICE STATIONS     BULK PLANTS       INCLUDING RENEWALS)
                                                ----------------   ---------------   ------------------------
Owned by Getty and Leased to Marketing........          358                2         January 31, 2012
Leased by Getty from Power Test Realty Company
  Limited Partnership* and
  Subleased to Marketing......................          265                5         January 31, 2012
Leased by Getty from Third Parties and
  Subleased to Marketing......................          414                3         Various dates coincident
                                                                                     with the termination
                                                                                     dates of the applicable
                                                                                     underlying leases, but
                                                                                     not later than January
                                                                                     31, 2012
                                                      -----               --
                                                      1,037               10

---------------

*See "CERTAIN TRANSACTIONS."


     Rent for each of the Properties has been set using the fair market value of each such Property, assuming the USTs have been upgraded to meet the 1998 Standards and such Properties are free of known environmental contamination, since Getty is to be responsible for all such costs. Rent for each Property will increase at the end of each five-year period by the net increase in the Consumer Price Index for all items in the Northeast Region for such five-year period, such increase not to exceed fifteen percent (15%). Rents for all Properties are payable in advance on the first day of the month. The initial term of the Master Lease is (i) fifteen years with respect to Properties owned in fee by Getty and leased to Marketing and Properties leased by Getty from Power Test Realty Company Limited Partnership and subleased to Marketing and (ii) the length of time remaining under underlying lease terms (which ranges from one to fifteen years under the Master Lease) with respect to other Properties leased by Getty from other third parties and subleased to Marketing. See "CERTAIN TRANSACTIONS." The Master Lease terms for each category of Properties described above also include four ten-year renewal options (or, with respect to category (ii), such shorter period as the underlying lease may provide), which may be exercised by Marketing with two years advance notice on an individual property basis for all Properties then subject to the Master Lease. For the subleased Properties, Getty has agreed to use reasonable efforts to extend the underlying lease terms upon conditions acceptable to Marketing. In the event that Marketing desires not to renew the sublease upon terms (including any underlying lease term extensions negotiated by Getty) available to it, Getty may extend or renew the lease and sublease the property to a third party after the end of Marketing's term. The Bylaws of Marketing contain a provision requiring that the renewal of leases under the Master Lease, including the exercise of any renewal options, must be approved by a majority of Directors, including, for so long as Outside Directors (as defined below) are required to constitute a majority of the Board of Directors, a majority of such Outside Directors. See "-- Board of Directors and Management."


     The Master Lease provides that if during the lease term, Marketing determines that any of the leased premises have become uneconomic or unsuitable for their use as a service station or convenience store and has discontinued use of the Property or intends to discontinue use of the Property as a service station or convenience store within one year of the date of said determination, Marketing shall have the right to sublet the Property for any lawful use without Getty's consent and, prior to the commencement of any such sublease term, Marketing shall remove any USTs on the Property and thereafter perform all requisite environmental investigations and/or remediations. Marketing shall have the right of economic abandonment with respect to no more than ten Properties during any fiscal year of the lease term. Marketing shall have no right of economic abandonment for the terminal premises and the premises subject to third party leases.

     Getty may terminate Marketing's right to possession of the Properties upon the occurrence of an event of default, including a failure of Marketing to pay rent due under the Master Lease timely or to comply with its covenants under the Distribution Agreement.

     Getty has agreed to deliver all Properties with active gasoline sales licenses and permits, and to assist Marketing in the re-registration of all licenses and permits in the name of Marketing as operator of the locations and as owner of the underground tanks related thereto. The Master Lease provides that Marketing may make any alterations consistent with the use of the Properties as gasoline stations/convenience stores. Any other alterations require Getty's consent, which will not be unreasonably withheld.


     Pursuant to the Master Lease, Getty will be responsible and pay for, and indemnify Marketing against, all pre-closing liabilities, including environmental remediation and other matters specifically identified on the relevant Master Lease schedule. Getty has also agreed to undertake to have all USTs in compliance with federal underground storage tank regulations not later than December 22, 1998. Since rental rates under the Master Lease assume that the Properties comply with the 1998 Standards, in the event that Getty fails to make the expenditures required for underground storage tank and environmental compliance, Marketing will have the right to offset the costs of compliance against its rental obligations under the Master Lease.



     Marketing has agreed, pursuant to the Master Lease, to indemnify Getty against, and be responsible for, all post-closing liabilities, except all scheduled pre-closing environmental liabilities and obligations, all scheduled future Upgrades to Nonupgraded USTs, and all environmental liabilities and obligations arising out of discharges with respect to Properties containing Nonupgraded USTs that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards.


TAX SHARING AGREEMENT

     Getty and Marketing have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or motor fuel taxes relating to Getty's business for tax years prior to and including the Distribution and with respect to certain tax attributes of Getty after the Distribution. In general, with respect to periods ending on or before the last day of the taxable year in which the Distribution occurs, Getty is responsible for (i) filing both consolidated federal tax returns for the Getty affiliated group and combined or consolidated state tax returns for any group that includes a member of the Getty affiliated group, including in each case Marketing and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and
(ii) paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Marketing is responsible for filing returns and paying taxes relating to any member of the Marketing affiliated group for periods that begin before and end after the Distribution and for periods that begin after the Distribution. Getty and Marketing have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

SERVICES AGREEMENT


     Pursuant to the terms of the Distribution Agreement, and as a condition precedent to the consummation of the transactions contemplated thereby, Getty and Marketing have entered into a Services Agreement (the "Services Agreement"), under the terms of which Marketing will provide certain administrative and technical services to Getty and Getty will provide certain limited services to Marketing. The term of the Services Agreement is two years, except that it may be earlier terminated in whole or in part by either party upon 120 days' notice.


     The types of services to be provided pursuant to the Services Agreement by Marketing, through its employees, include financial reporting, accounting, data processing, tax, legal, treasury, credit, office services, insurance, human resources, engineering and environmental. The monthly fees to be paid by Getty for each type of service are set forth in the Services Agreement and may change dependent upon the level of activity with respect to any service compared to the level prior to the execution of the Services Agreement.

     Getty will provide certain services on a transition basis to Marketing pursuant to the Services Agreement, including acting as agent for Marketing with respect to certain motor fuel licenses or permits pending their transfer to Marketing and for collection of certain amounts via electronic funds transfer due from Getty dealers whose distribution contracts will be transferred to Marketing.

     Marketing estimates that the net fees to be paid by Getty to Marketing for services performed (after deducting the fees paid by Marketing to Getty for services provided by Getty) will initially be approximately $80,000 per month, which amount takes into account Marketing's additional costs related to providing such services, and will decline as the services performed decrease. Getty presently expects that most of such services will be provided by Marketing for approximately one year.

TRADEMARK LICENSE AGREEMENT

     Getty and Marketing have entered into a Trademark License Agreement (the "Trademark License Agreement") providing for the license to Marketing of certain Getty trademarks, service marks and trade names, including the name "Getty" (the "Licensed Marks") used in connection with Marketing's business. Under the Trademark License Agreement, Getty granted to Marketing an exclusive, royalty-free license to use the Licensed Marks within the territory specified in the Trademark License Agreement. Subject to the consent of Getty, which consent is not to be unreasonably withheld, Marketing may sublicense the Licensed Marks to retailers or wholesalers of petroleum and other related products within the territory, including but not limited to service station retailers, jobbers and distributors, subject to the terms of the Trademark License Agreement. The term of the Trademark License Agreement will be 55 years. In the event that the Master Lease terminates prior thereto, then commencing on the termination date, the license shall become non-exclusive in all areas, including the territory specified in the Trademark License Agreement, and Marketing shall pay to Getty a rental fee for the use and maintenance of Getty signage and related items based on gross revenues generated and/or gallonage sold under the Licensed Marks at a rate customary and reasonable in the trade. Under the Trademark License Agreement, Marketing has an option to expand the license on a non-exclusive basis to additional states within the United States in which Marketing may expand its marketing business. In the event that Marketing were to exercise any option to expand the licensed territory, Marketing would be obligated to pay a signage rental fee determined as described above.

BOARD OF DIRECTORS AND MANAGEMENT

     Initially, the Marketing Board will consist of five directors. Following the Distribution, Mr. Leo Liebowitz and Mr. Milton Safenowitz will serve as directors of Marketing and will continue to serve as directors of Getty. The Bylaws of Marketing (the "Marketing Bylaws") provide that a majority of the entire Board of Directors may increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by Maryland General Corporation Law (the "MGCL"), nor more than fifteen. The tenure of office of any director shall not be affected by any increase or decrease in the number of directors. The Marketing Bylaws also require that until the earlier of (i) such time as Mr. Leo Liebowitz, Mr. Milton Safenowitz and Mr. Milton Cooper and their related parties collectively own less than 15% of the voting stock of Getty or Marketing or (ii) the Master Lease terminates or expires, a majority of the Marketing Board shall be comprised of persons (the "Outside Directors") who are neither (x) owners of voting stock in excess of 5% of the outstanding voting stock of Getty nor (y) directors or officers of Getty. See "MANAGEMENT -- Security Ownership of Directors, Executive Officers and 5% Owners." As a result, following the Distribution, three members of the five person Marketing Board will be Outside Directors.


     Although Mr. Liebowitz will serve as President and Chief Executive Officer of both Marketing and Getty, it is not currently anticipated that at the time of and subsequent to the Distribution any other persons will serve as officers of both companies. It is anticipated that the majority of Getty's officers and employees will become officers and employees of Marketing, whose services will thereafter become available to Getty pursuant to the Services Agreement. See "MANAGEMENT."


FINANCING -- CREDIT LINES

     Marketing has obtained uncommitted lines of credit in an aggregate amount of $50 million to meet its working capital needs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                         GETTY PETROLEUM MARKETING INC.

     The following selected consolidated financial information of Marketing should be read in conjunction with the consolidated historical and pro forma financial statements and notes thereto included elsewhere in this Information Statement. Selected consolidated financial information relates to the business of Marketing as it was operated by Getty. The following selected consolidated financial data are derived from the consolidated historical financial statements of Marketing for the five fiscal years ended January 31, 1996 and the unaudited consolidated historical financial statements of Marketing for the nine months ended October 31, 1996 and 1995. In the opinion of management, the unaudited consolidated financial statements at October 31, 1996 and 1995 reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations of Marketing for such interim periods. The consolidated financial statements of Marketing are derived from the consolidated historical financial statements of Getty and may not reflect the financial position or results of operations that would have been obtained had Marketing been a separate, publicly held company.


                                                                                                      NINE MONTHS ENDED
                                                       FISCAL YEAR ENDED JANUARY 31,                     OCTOBER 31,
                                           ------------------------------------------------------    -------------------
                                              1992        1993       1994       1995       1996        1995       1996
                                           ----------   --------   --------   --------   --------    --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Net sales................................. $1,094,316   $878,937   $747,667   $723,875   $758,887    $574,021   $617,168
Rental income.............................     24,819     27,324     28,443     29,860     32,025      23,949     24,904
Other income..............................      2,041        395        175      --           282         279        153
                                           ----------   --------   --------   --------   --------    --------   --------
                                            1,121,176    906,656    776,285    753,735    791,194     598,249    642,225
                                           ----------   --------   --------   --------   --------    --------   --------
Cost of sales (excluding depreciation and
  amortization)...........................  1,100,740    880,606    738,261    721,354    750,680     569,354    619,930
Selling, general and administrative
  expenses................................     33,256     25,580     23,262     22,588     20,702      15,846     15,403
Restructuring charges.....................     --          --         --         1,846      --          --         --
Interest expense..........................        212        302        226        285        388         291        352
Depreciation and amortization.............     12,616     11,491     11,718     11,640     13,099       9,580     10,159
                                           ----------   --------   --------   --------   --------    --------   --------
                                            1,146,824    917,979    773,467    757,713    784,869     595,071    645,844
                                           ----------   --------   --------   --------   --------    --------   --------
Earnings (loss) before provision (credit)
  for income and cumulative effect of
  accounting change.......................    (25,648)   (11,323)     2,818     (3,978)     6,325       3,178     (3,619)
Provision (credit) for income taxes.......     (8,990)    (4,020)     1,000     (1,544)     2,379       1,195     (1,527)
                                           ----------   --------   --------   --------   --------    --------   --------
Earnings (loss) before cumulative effect
  of accounting change....................    (16,658)    (7,303)     1,818     (2,434)     3,946       1,983     (2,092)
Cumulative effect of accounting
  change(a)...............................     --          --         --         --          (282)       (282)     --
                                           ----------   --------   --------   --------   --------    --------   --------
Net earnings (loss)....................... $  (16,658)  $ (7,303)  $  1,818   $ (2,434)  $  3,664    $  1,701   $ (2,092)
                                           ==========   ========   ========   ========   ========    ========   ========
Pro forma net earnings (loss)(b)..........                                               $  3,302(c)            $ (2,575)
                                                                                         ========               ========
Pro forma per share data(b)(d):
  Net earnings (loss) per share...........                                                   $.25(c)               $(.19)
                                                                                         ========               ========
  Weighted average shares outstanding.....                                                 13,315                 13,340
                                                                                         ========               ========
BALANCE SHEET DATA AT END OF PERIOD:
Total assets.............................. $  131,208   $112,413   $111,515   $117,097   $124,498    $123,638   $128,879
Working capital (deficit).................     13,208    (18,215)   (16,425)   (23,221)    (8,723)    (14,447)   (17,162)
Pro forma working capital(e)..............                                                                         1,100
Stockholders' equity......................     70,813     39,811     41,991     37,061     50,311      46,809     44,027
Pro forma stockholders' equity(e).........                                                                        62,289


---------------
(a) Represents charge of $282, or $.02 per share, from the cumulative effect of adopting Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."
(b) Pro forma net earnings (loss) reflect additional rent to be paid to Getty by Marketing as provided for in the Master Lease and additional costs Marketing will incur in operating as a separate public company. Commencing February 1, 1997, Marketing will recognize a charge to operating results over a five-year period relating to the Marketing ESOP and will also recognize a charge to operations relating to certain change in control agreements. Such charges, which are not reflected in the pro forma consolidated financial statements, will be based on the value of the Marketing Common Stock in the future and, as such, are not currently determinable.

(c)  Excludes charge of $282, or $.02 per share, described in note (a).


(d) Pro forma per share data is computed by dividing earnings (loss) by the weighted average number of shares of Marketing Common Stock that would have been outstanding during the period had the Distribution taken place as of the beginning of such period and had an additional 667,000 shares associated with the Marketing ESOP been issued.


(e) Pro forma working capital and stockholders' equity reflect a cash transfer from Getty in an amount sufficient to provide Marketing with net working capital of approximately $1.1 million in accordance with the Distribution Agreement.

                         GETTY PETROLEUM MARKETING INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The following discussion should be read in conjunction with the consolidated financial statements of Marketing appearing elsewhere in this Information Statement. The results set forth in the consolidated financial statements of Marketing should not be taken as indicative of future operations. Marketing's results of operations in future periods will reflect certain expenses not incurred in prior periods associated with operating and reporting as a separate, publicly held company.



     The consolidated financial statements contained in this Information Statement have been prepared on the basis that the assets and liabilities of the petroleum marketing business were transferred using historical carrying values as recorded by Getty, and Marketing's results of operations and cash flows were derived from Marketing's historical financial statements. Assets, liabilities, revenues and expenses were specifically identified as being related to either the business of Marketing or Realty, except that Marketing's results of operations include allocations of certain selling, general and administrative expenses, namely employee benefits, payroll taxes and travel and entertainment expenses. These expenses were allocated based on number of personnel and salaries specifically identified to Marketing. Management believes these allocations to be reasonable.



     Assets, liabilities, revenues and expenses were specifically identified as being related to either the business of Marketing or Realty for the year ended January 31, 1996 and the nine months ended October 31, 1996 as follows (in thousands):



                                          FISCAL YEAR ENDED               NINE MONTHS ENDED
                                          JANUARY 31, 1996                OCTOBER 31, 1996
                                       -----------------------         -----------------------
                                       MARKETING       REALTY          MARKETING       REALTY
                                       --------       --------         --------       --------
   Total assets..................      $124,498       $136,968         $128,879       $145,239
   Total liabilities.............        74,187         76,705           84,852         75,038
   Revenues......................       791,194         90,837(a)       642,225         62,929(a)
   Expenses......................       784,869(a)(b)   75,640(b)       645,844(a)(b)   51,428(b)


---------------


(a) Includes $55,130 and $42,132 of rental payments paid by Marketing to Realty for the fiscal year ended January 31, 1996 and the nine months ended October 31, 1996, respectively.



(b) Includes $1,546 and $1,348 of selling, general and administration expenses allocated from Realty to Marketing for the fiscal year ended January 31, 1996 and the nine months ended October 31, 1996, respectively.


OVERVIEW AND OUTLOOK

     Marketing's revenues are derived primarily from its operations in the motor fuel marketing business. Marketing is one of the nation's largest independent marketers of petroleum products; it distributes, markets and sells gasoline and diesel fuel to the general public through a network of 1,574 Getty and other branded retail outlets (also referred to as service stations) located in 12 Northeastern and Mid-Atlantic states. Approximately 30% of the service stations also have convenience food stores. Marketing purchases its gasoline, fuel oil and related petroleum products from a number of Northeast and Mid-Atlantic suppliers. These products are delivered by cargo ship, barge, pipeline and truck to Marketing's 10 storage and distribution terminals and bulk plants, all of which are located in Marketing's distribution region. Marketing distributes and markets its product to retail outlets through its distribution network and truck transportation fleet of 141 vehicles. Marketing engages in activities such as negotiating the prices and terms of the purchase of the gasoline and diesel fuel, developing the prices, terms and methods of selling the products to consumers and operators of motor fuel service stations, monitoring compliance by the service station operators with Getty standards and providing marketing services to the operators.

     Marketing derives revenues from its wholesale petroleum marketing and distribution business, which involves the sale of gasoline, fuel oil, diesel fuel and kerosene from distribution terminals and bulk plants in truckload, barge and pipeline quantities, as well as from its home heating oil business, which involves the purchase, storage, transportation and sale of fuel oil, kerosene, propane and oil burner and related services to residential and commercial customers in the New York Mid-Hudson Valley.

     The distribution of motor fuels accounted for approximately 96% of net sales in each of the three fiscal years ended January 31, 1996. Petroleum products are commodities whose prices depend on numerous factors beyond Marketing's control. The prices paid by Marketing for its products are affected by global, national and regional factors and may vary substantially over time. From time to time, competitive market conditions may limit Marketing's ability to pass on to its customers large, rapid changes in the price Marketing pays for its product and accordingly, its operating margins may vary substantially. Because Marketing's operating margins may vary significantly from time to time while its rental expense and certain of its other expenses do not, Marketing's earnings may fluctuate substantially.

RESULTS OF OPERATIONS

  Nine months ended October 31, 1996 compared to nine months ended October 31, 1995


     Marketing's net sales for the nine months ended October 31, 1996 were $617.2 million as compared with $574.0 million for the same period last year or an increase of 7.5%. Of the 7.5% increase in net sales, two-thirds was attributable to an increase in sales prices and the balance was due to an increase in sales volume. Average selling prices increased by 5% and retail gallonage sold increased by 30.3 million gallons or 5.6% to 570.4 million gallons, partially offset by a 13.3 million gallon or 7.1% decrease in wholesale gallonage sold to 174.7 million gallons. The average gasoline volume per retail outlet increased by 6.3% in the nine month period ended October 31, 1996. Gross profit before depreciation and amortization (excluding rental and other income) was a loss of $2.8 million for the nine months ended October 31, 1996 compared to a profit of $4.7 million in the comparable period last year. This $7.5 million decrease in gross profit was principally due to lower retail product margins of approximately 1.1 cents per gallon or $6.9 million, a LIFO inventory charge of $4.0 million and a decrease of $0.3 million from a wholesale sales volume decrease of 13.3 million gallons during the nine months ended October 31, 1996. This decrease was partially offset by increased retail sales volumes of
30.3 million gallons or $2.9 million and an increase in wholesale product margins of approximately 0.5 cents per gallon or $1.0 million. The LIFO inventory charge was the result of product cost increases of approximately 16 cents per gallon from January 31, 1996 to October 31, 1996.


     Marketing's earnings depend largely on retail marketing margins and rental income from its dealers. The petroleum marketing industry has been and continues to be volatile and highly competitive. The cost of petroleum products purchased by Marketing as well as the price of petroleum products sold have fluctuated widely in the past. As a result of the historic volatility of product margins and the fact that they are affected by numerous diverse factors, it is impossible to predict future margin levels. Marketing believes that it has only been modestly affected by inflation since increased costs are passed along to its customers to the extent permitted by competition.


     Rental income for the nine months ended October 31, 1996 amounted to $24.9 million as compared with $23.9 million for the nine months ended October 31, 1995. The 4.0% increase was about equally due to rent escalations provided under existing lease agreements, lease renewals and higher rentals as a result of improvements to the facilities.


     Other income was $0.2 million for the nine months ended October 31, 1996, which was comparable to the nine months ended October 31, 1995.

     Selling, general and administrative expenses for the nine months ended October 31, 1996 amounted to $15.4 million, which was comparable to the $15.8 million for the nine months ended October 31, 1995.

     Depreciation and amortization was $10.2 million for the nine months ended October 31, 1996 compared to $9.6 million for the nine months ended October 31, 1995. The increase was due to higher depreciation as a result of additions to equipment and improvements to facilities.

     The results for the nine months ended October 31, 1995 reflect a charge to earnings of $0.3 million relating to assets held for disposal for the cumulative effect of adopting at the end of that fiscal year Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

     In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. The Statement, which becomes effective in fiscal 1997, defines a fair value based method of accounting for employee stock options and allows companies to continue to measure compensation cost for such options by using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Marketing plans to account for its stock-based employee compensation plans under APB No. 25 and effective with the fiscal 1997 consolidated financial statements will present, in the footnotes, as required under SFAS No. 123, pro forma disclosures of net income and earnings per share as if the fair value method had been applied.

  Fiscal year ended January 31, 1996 compared to fiscal year ended January 31, 1995


     Marketing's net sales for the year ended January 31, 1996 ("fiscal 1996") were $758.9 million as compared with $723.9 million for the year ended January 31, 1995 ("fiscal 1995"). The increase in net sales of 4.8% was primarily a result of an increase in average selling prices of 9.6%, partially offset by lower sales volume. Wholesale gallonage sold decreased by 18.8% or 58.9 million gallons (primarily bulk sales) to 254.1 million gallons, partially offset by a 1.9% or 13.9 million gallon increase in retail gallonage sold to 741.7 million gallons through 6.1% fewer outlets. The average gasoline volume per retail outlet increased by 9%. Gross profit before depreciation and amortization (excluding rental and other income) was $8.2 million in fiscal 1996 compared to $2.5 million in the prior fiscal year. This $5.7 million increase in gross profit was principally due to higher wholesale product margins of approximately $3.0 million and gross profit of approximately $1.6 million from increased retail sales volumes.



     Rental income of $32.0 million in fiscal 1996 increased 7.3% over fiscal 1995 rental income of $29.9 million. The increase was about equally due to rent escalations provided under existing lease agreements, lease renewals and higher rentals as a result of improvements to the facilities.


     Selling, general and administrative expenses in fiscal 1996 amounted to $20.7 million, a decrease of $1.9 million from the prior year. The decrease was principally due to lower expenses as a result of the October 1994 restructuring.

     Depreciation and amortization in fiscal 1996 amounted to $13.1 million, an increase of $1.5 million over the prior year. The increase was due to higher depreciation as a result of additions to equipment and improvements to facilities. The current fiscal year also included $0.3 million of additional depreciation relating to operating assets as a result of the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

     In addition to the above-mentioned $0.3 million charge to depreciation expense for operating assets, Marketing also separately reported, for assets held for disposal, the cumulative effect of the change in accounting principle related to SFAS No. 121 as a charge to earnings of $0.3 million in the consolidated statement of operations.

  Fiscal year ended January 31, 1995 compared to fiscal year ended January 31, 1994


     Marketing's net sales for fiscal 1995 were $723.9 million as compared with $747.7 million in the year ended January 31, 1994 ("fiscal 1994") or a decrease of 3.2%. Of the 3.2% decrease in net sales, two-thirds was attributable to a decrease in sales volume and the balance was due to a decrease in sales prices. Wholesale gallonage sold decreased by 11.9% or 42.2 million gallons to 313.1 million gallons and average selling prices decreased by 1%. This was partially offset by a 2.7% or 19.2 million gallon increase in retail gallonage sold to
727.8 million gallons through 7.8% fewer outlets. Gross profit before depreciation and amortization (excluding rental and other income) was $2.5 million in fiscal 1995 compared to $9.4 million in the prior fiscal year. This $6.9 million decrease in gross profit was principally due to lower retail gross margins of approximately 1.7 cents per gallon or $12.0 million, partially offset by gross profit of $2.2 million realized from increased retail sales volumes and lower net credit card expenses of $1.2 million.



     Rental income of $29.9 million in fiscal 1995 increased 5.0% over fiscal 1994 rental income of $28.4 million. The increase was about equally due to rent escalations provided under existing lease agreements, lease renewals and higher rentals as a result of improvements to the facilities.

     Selling, general and administrative expenses in fiscal 1995 amounted to $22.6 million, a decrease of $0.7 million from the prior year. The decrease principally occurred in the fourth quarter of fiscal 1995 as a result of a restructuring of Marketing's organization and operations in October 1994.

     During fiscal 1995, pre-tax charges of $1,846,000 were recorded to provide for severance and other costs associated with the October 1994 restructuring of Marketing's organization and its operations. The restructuring charges included $1,171,000 for severance and related benefits resulting from a 6% reduction in the work force and $675,000 for other costs. Other costs include $203,000 related to cancellation of computer equipment leases, $168,000 related to computer system modifications, $141,000 related to the reduction of office space, $100,000 related to legal fees and $63,000 for other miscellaneous costs. Marketing's consolidated balance sheets as of January 31, 1996 and 1995 included an accrual of $326,000 and $1,048,000, respectively, relating to the restructuring. The remaining accrual of $326,000 at January 31, 1996 relates to severance and related benefits payable through October 1999.

     Depreciation and amortization was $11.6 million in fiscal 1995 which was comparable to the amount in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES


     As of October 31, 1996, Marketing's working capital deficit amounted to $17.2 million as compared to a deficit of $8.7 million at January 31, 1996. Marketing's working capital deficits result from its historical practice of transferring substantially all of its cash balances to Getty for centralized cash management purposes. However, under the Distribution Agreement, Marketing will receive cash from Getty in an amount sufficient to provide Marketing with net working capital of approximately $1.1 million. Such cash amount will be paid upon the determination of Marketing's net working capital as of January 31, 1997, which determination is expected to be made no later than February 28, 1997. See Unaudited Pro Forma Consolidated Financial Statements.


     Marketing has been able to operate its business with negative working capital, principally because most sales are for cash and payment terms have been received from vendors and for gasoline taxes. Marketing's principal sources of liquidity are cash flows from operations, which amounted to $18 million during the nine months ended October 31, 1996. Management believes that cash requirements for operations, including payments under the Master Lease Agreement and capital expenditures, can be met by cash flows from operations, cash and cash equivalents and credit lines. Marketing has obtained uncommitted lines of credit with two banks in the aggregate amount of $50 million through January 1998, which may be utilized for working capital borrowings and letters of credit. Borrowings under such lines of credit are unsecured and will bear interest at the applicable bank's prime rate or, at Marketing's option, 1.1% above LIBOR. Such lines of credit are subject to renewal at the discretion of the banks. These banks have historically provided similar lines of credit to Getty in an aggregate amount of $60 million.

     During fiscal 1996, Marketing concluded agreements with a number of Northeast suppliers, replacing the previous supply agreement with Phibro Energy USA, Inc. which was phased out through August 31, 1995. As a result, during fiscal 1996 cash was utilized principally for higher inventory levels and lower product payable balances, partially offset by higher gasoline taxes payable. The benefits of the new supply agreements included improved logistics and greater flexibility which has become increasingly important with the introduction of reformulated gasolines. Also contributing to higher inventory and lower accounts receivable balances in fiscal 1996 was an increase in the number of commission lessee accounts (for which Marketing owns the inventory at the retail outlets), and a decrease in the number of wholesale customers (which have longer credit terms).


     Marketing and Realty have entered into a Master Lease Agreement under which 1,037 retail outlets and 10 terminal facilities will be leased or subleased by Realty as the lessor to Marketing as the lessee. During the first year following the Distribution, the annual rental under the Master Lease will be approximately $56.9 million, compared to approximately $56.1 million for the fiscal year ended January 31, 1997.


     Marketing's capital expenditures for the years ended January 31, 1996, 1995 and 1994 amounted to $15.9 million, $16.8 million and $14.3 million, respectively, which included $8.6 million, $6.5 million and $7.7 million, respectively, for the replacement of USTs. Marketing's capital expenditures for the nine months ended October 31, 1996 amounted to $13.8 million, which included $7.4 million for UST replacements.

Marketing's capital expenditures also include discretionary expenditures to improve the image of the service stations, to improve the terminal facilities and for routine replacement of service station equipment at existing and newly acquired locations. Pursuant to the Distribution Agreement, commencing February 1, 1997, expenditures with respect to tank replacements required to meet the 1998 Standards will be the responsibility of and will be paid by Getty.

ENVIRONMENTAL MATTERS


     Environmental expenses are predominantly attributable to the replacement or upgrading of USTs, which has been the responsibility of Getty. Getty has agreed to pay all costs relating to, and to indemnify Marketing for, all scheduled pre-closing environmental liabilities and obligations, all scheduled future Upgrades to Nonupgraded USTs, and all environmental liabilities and obligations arising out of discharges with respect to Properties containing Nonupgraded USTs that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing has agreed to indemnify Getty and its successors from and against, among other things, all other liabilities and obligations with respect to USTs and environmental matters. Marketing cannot estimate its future environmental expenses because it cannot predict the number or the magnitude of discharges or releases from its USTs that may be discovered in the future or the cost of remediation relating thereto. Environmental costs of Marketing included in the historical financial statements were $1.6 million, $1.6 million and $1.2 million for the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Future environmental expenses of Marketing, though not currently known or ascertainable, are expected to be significantly lower than Getty's aggregate historical expenses (approximately $14.3 million, $11.8 million and $9.7 million for the fiscal years ended January 31, 1996, 1995 and 1994, respectively) since USTs have been or will be upgraded at Getty's expense by December 22, 1998.


     Marketing cannot predict what environmental legislation or regulation may be enacted in the future or how existing laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws which may develop in the future, could have an adverse effect on the financial position or operations of Marketing and could require substantial additional expenditures for future remediation or the installation and operation of required environmental or pollution control systems and equipment.

                                DIVIDEND POLICY

     The payment and amount of cash dividends on Marketing Common Stock after the Distribution will be subject to the discretion of the Marketing Board. Marketing's dividend policy will be reviewed by Marketing's Board of Directors from time to time as may be appropriate and payment of dividends on Marketing Common Stock will depend upon Marketing's financial position, capital requirements and other factors as the Marketing Board deems relevant. Subject to the foregoing, Marketing may declare and pay dividends after the Distribution, although there can be no assurance that any dividends will be paid in the future or at what level.

                                    BUSINESS

     Getty Petroleum Marketing Inc. was incorporated in Maryland on October 1, 1996, to be the successor to the petroleum marketing and New York Mid-Hudson Valley home heating oil businesses of Getty. Its principal executive offices are located at 125 Jericho Turnpike, Jericho, New York 11753. Unless otherwise indicated, references in this section to Marketing refer to the petroleum marketing business of Getty intended to be owned and operated by Marketing after the Distribution, and references in this section to Getty refer to Getty Petroleum Corp. prior to the Distribution Date and Getty Realty Corp. on and subsequent to the Distribution Date.

GENERAL

     Marketing, together with its subsidiaries, is one of the nation's largest independent marketers of petroleum products. Marketing serves retail and wholesale customers through a distribution and marketing network of 1,574 Getty(R) and other branded retail outlets (also referred to as "service stations") located in 12 Northeastern and Mid-Atlantic states, of which approximately 30% have convenience food stores.

Marketing stores and distributes petroleum products from 10 distribution terminals and bulk plants. Marketing purchases gasoline, fuel oil and related petroleum products from a number of Northeast and Mid-Atlantic suppliers. These products are delivered by cargo ship, barge, pipeline and truck to Marketing's distribution terminals and bulk plants located in Marketing's marketing region. Through its truck transportation fleet of 141 vehicles and its distribution network, Marketing markets and distributes such products throughout its 12 state marketing region. Of the 1,574 retail outlets supplied by Marketing at October 31, 1996, approximately 65% are held by Marketing under long-term leases or subleases with Getty and certain of its subsidiaries. The remaining retail outlets purchase petroleum products from Marketing under contract as licensed Getty dealers or from licensed Getty distributors who purchase Getty products from Marketing. The distribution of motor fuels accounted for approximately 96% of net sales in each of the three fiscal years ended January 31, 1996. Marketing also sells on a wholesale basis gasoline, fuel oil, diesel fuel and kerosene from distribution terminals and bulk plants in truckload, barge and pipeline quantities and sells fuel oil, kerosene, propane and oil burner and related services to residential, commercial and governmental customers in New York's Mid-Hudson Valley.

     Marketing and its predecessors have been in the petroleum marketing business for over 40 years. Mr. Leo Liebowitz, Chairman and Chief Executive Officer and a director of Marketing, and Mr. Milton Safenowitz, a director and former executive vice president of Marketing's predecessors, entered the petroleum marketing business in 1955 with one service station and have pursued a strategy of expanding the business principally through acquisitions. Prior to 1985, Marketing's predecessors had expanded into five states under various brand names, principally Power Test. On February 1, 1985, Marketing's predecessors acquired the marketing and distribution assets of Getty Oil Company in the Northeastern and Mid-Atlantic states from a subsidiary of Texaco Inc. The Getty acquisition included the Getty(R) trademark and trade name and added service stations, distribution terminals and a wholesale heating oil and middle distillate marketing network in six states.

     During the period from 1985 to 1991, Marketing's predecessors continued to expand by acquiring numerous small regional distributors, service stations and convenience food stores. In addition to adding locations through fee ownership and leasing, Marketing's predecessors continued to implement its program of adding non-petroleum products and revenue enhancing services at retail outlets in its marketing network, particularly convenience food stores, automotive repairs and car washes. Commencing in 1992, Marketing's predecessors implemented a comprehensive program of evaluating retail outlets to determine the long-term viability of certain locations as gasoline stations. Over the last five years, this process has resulted in the divestment of non-strategic and uneconomic retail outlets. Pursuant to the terms of the Master Lease between Getty and Marketing, executed as part of the Distribution, Marketing will, except for certain locations presently leased to third parties for non-Getty brand uses, lease from Getty those retail outlets which are owned by Getty and certain of its subsidiaries at the time of the Distribution and sublease from Getty those retail outlets which are leased by Getty and certain of its subsidiaries at the time of the Distribution.

OPERATING STRATEGY

     Marketing's operating strategy is to market motor fuels through service stations operated by independent Getty-licensed dealers, many of whom sublease Marketing's service stations and convenience stores. Marketing's dealers either buy their petroleum products from Marketing or from licensed Getty distributors who purchase Getty products from Marketing, or sell Marketing's petroleum products and receive a commission. Marketing views each of its retail outlets as a "profit center" and believes that independent operators, with greater financial incentive than salaried employees, generally operate retail outlets more economically. Moreover, the leasing and subleasing of retail outlets to independent operators has provided Marketing with a steady and increasing source of rental income and has enabled Marketing to reduce its direct operating costs.

     Marketing directly operated two retail outlets at October 31, 1996 utilizing salaried employees. While Marketing seeks to sublease retail outlets to independent operators, it historically retains a small number of such company operated outlets. These outlets permit management to keep abreast of changes in retail marketing, to assist in providing practical guidance to independent dealers and to test new products and concepts.

     Certain of the outlets have convenience food stores, automotive repair centers and car washes. Marketing receives higher rentals from such Properties as a result of such additional uses.

     Marketing intends to expand its retail operations by purchasing or leasing new sites, either from Getty or from third parties, and by entering into supply agreements with third parties. Under the Master Lease and other agreements, Getty has no obligation to procure and lease new properties to Marketing.

DISTRIBUTION

     The retail outlets sell gasoline, diesel fuel and other related petroleum products (such as motor oil and lubricants) under Marketing's brand name "Getty(R)" or, to a limited extent, under other brand names, in the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, and Virginia.

     As of October 31, 1996, Marketing had 1,574 Getty and other branded retail outlets as follows:

     (i) 2 company operated retail outlets which are operated by salaried employees;

     (ii) 263 sublessee dealer operated retail outlets (dealers who sublease retail outlets and purchase their petroleum products from Marketing);

     (iii) 677 commission sublessee dealer operated retail outlets (dealers who sublease retail outlets and receive a commission for sale of Marketing's petroleum products);

     (iv) 95 retail outlets operated by management contractors (dealers who operate Marketing's retail outlets pursuant to a management contract);

     (v) 111 contract dealer retail outlets (dealers who purchase their petroleum products from Marketing or sell Marketing's petroleum products on a commission basis but do not sublease retail outlets from Marketing); and

     (vi) 36 distributors who purchase their petroleum products from Marketing, which distributors in turn supply the petroleum product requirements of 426 retail outlets.

     The table below summarizes the aggregate additions and deletions to the number of retail outlets during each of the three fiscal years ended January 31, 1996 and the nine months ended October 31, 1996:


                                                     RETAIL OUTLETS                              RETAIL OUTLETS
                                                      AT BEGINNING                                   AT END
                   FISCAL YEAR                         OF PERIOD       ADDITIONS    DELETIONS      OF PERIOD
--------------------------------------------------   --------------    ---------    ---------    --------------
1997 (through October 31, 1996)...................        1,625            8            59            1,574(a)
1996..............................................        1,751            7           133            1,625
1995..............................................        1,865            8           122            1,751
1994..............................................        2,110            5           250            1,865


---------------


(a) Includes 278 retail outlets operated by Uni-Marts, Inc.


     Marketing generally extends three-year lease terms to its dealers, except for new dealers, who generally receive a one-year trial lease. Such leases generally provide for fixed rentals at competitive rates. In addition, most leases provide for an additional rental if the dealer fails to sell certain minimum quantities of gasoline during a month. The lessee of a retail outlet is generally responsible for payment of utilities and for all maintenance and repairs, except for structural and marketing equipment repairs and capital improvements, which are performed by Marketing.

     Marketing distributes its petroleum products from 10 distribution terminals and bulk plants, two of which are controlled by Getty through fee ownership and leased to Marketing pursuant to the terms of the Master Lease, and eight of which are controlled by Getty on long-term net lease basis and are subleased to Marketing pursuant to the terms of the Master Lease. These distribution terminals and bulk plants are located in New York, New Jersey, Rhode Island, Pennsylvania, and Connecticut, and have an aggregate storage capacity of approximately 57 million gallons. The terminals located in East Providence, Rhode Island and Rensselaer, New York are deep-water terminals, capable of handling large vessels. In addition, Marketing utilizes additional terminals pursuant to thruput and storage agreements with unrelated parties. A substantial portion of the petroleum products are transported to retail outlets by Marketing's truck transportation fleet subsidiary, whose drivers are compensated in part on an incentive-based system.

     On December 27, 1996, Uni-Marts, Inc. ("Uni-Marts") notified Getty that, effective December 31, 1997, it would not renew its various leases and subleases of approximately 100 service station properties from Getty or the existing petroleum supply agreement between Getty and Uni-Marts with respect to such service stations and certain additional service stations owned or operated by Uni-Marts. Uni-Marts subsequently advised Getty by letter that it may be interested in negotiating and entering into revised arrangements. While Getty has preliminarily discussed such matters with Uni-Marts, there can be no assurance that any revised terms will be agreed upon. On the Distribution Date, Marketing will become a party to the existing supply agreement and the sublessor or sub-sublessor under the leases and subleases with Uni-Marts. In the event the parties do not agree upon any revised arrangements prior to December 31, 1997, Marketing believes that it will be able to re-lease the approximately 100 affected service station properties. The loss of motor fuel product sales to Uni-Marts pursuant to the existing supply agreement, if not replaced, could have a material adverse effect on Marketing's revenues. Marketing believes such loss of product sales would not impact its operating income because the affected leased service station properties should be re-leased to retail dealers at higher retail product margins to be realized by Marketing than the current lower wholesale product margins under the supply agreement with Uni-Marts. Net sales and rental income attributable to the Uni-Marts agreement amounted to $76.8 million (or 10.1% of net sales) and $4.6 million (or 14.3% of rental income), respectively, for the year ended January 31, 1996 and $66.5 million (or 10.8% of net sales) and $3.4 million (or 13.8% of rental income), respectively, for the nine months ended October 31, 1996.


     Marketing also sells, through its KOSCO subsidiary, home heating oil, propane (LPG) and related services directly to approximately 26,600 retail and commercial customers in the New York Mid-Hudson Valley. In addition, Marketing is a wholesale supplier of #2 heating oil (also known as "home heating oil") in the Northeast, supplying heating oil to dealers who deliver to residences and commercial accounts. Diesel fuel and kerosene are marketed both to distributors of such products and directly by Marketing to retail outlets and consumers.

PRODUCT SUPPLY

     Marketing, through its predecessors, has entered into agreements with a number of Northeast and Mid-Atlantic suppliers for the purchase of refined petroleum products. These agreements typically have one-year terms, and prices under the agreements are generally based on formulas which are tied to the New York Harbor price for the petroleum product being purchased. Marketing has no crude oil reserves or refining capacity.

     Historically, petroleum prices have been subject to extreme volatility and there have been periodic shortages followed by periods of oversupply. No assurance can be given that petroleum prices will not fluctuate greatly or that petroleum products will continue to be available from multiple sources or available at all in times of shortage. Furthermore, a large, rapid increase in petroleum prices could adversely affect Marketing's margins and/or profitability if Marketing's sales prices could not be increased or automobile consumption of gasoline were to significantly decline as a result of such price increases. Management believes, however, that, based upon its experience during times of shortage, Marketing will continue to have the ability to acquire petroleum products on competitive terms due in part to the large volume of its purchases and the storage capacity at its distribution terminals.

MARKETING

     In order to provide efficient service to retail dealers and other customers, Marketing is divided into four marketing regions. Marketing's regional marketing personnel provide significant guidance, counseling and assistance to Marketing's dealers, including advice on retail operations. The marketing personnel also supervise the company operated retail outlets.

     Marketing provides advertising and promotional support to its retail outlets. Both radio and newspaper media are utilized, and promotional programs are implemented on an ongoing basis.

     Marketing has a co-branded Getty MasterCard, and accepts Visa, MasterCard, Discover, Diners Club and American Express credit cards and "NYCE" and "MAC" debit cards. In addition, Marketing has a Getty fleet fueling card and accepts certain other fleet fueling cards, all of which have tracking programs which provide cost control data to fleet customers.

COMPETITION

     Marketing believes that, based on the number of locations served, it is currently one of the largest independent marketers of petroleum products in the United States. Petroleum marketing is highly competitive, and Marketing competes with a substantial number of integrated oil companies and other companies who may have greater assets, financial resources and sales. Accordingly, Marketing's earnings may be adversely affected by the marketing policies of such companies, which may have greater flexibility to withstand price changes than Marketing. Marketing competes for new dealers and distributors primarily on the basis of Getty brand acceptance, location, supply, price and marketing support. The retail outlets in Marketing's marketing network compete primarily on the basis of Getty brand acceptance, location, customer service, appearance of the retail outlet and price.

REGULATION

     The petroleum products industry is subject to numerous federal, state and local laws and regulations. Although compliance with those laws and regulations may have a significant impact on results of operations or liquidity for any single period, Marketing believes that the costs related to such compliance have not had and are not expected to have a material adverse effect on the competitive or financial position of Marketing.

     Marketing is not a refiner and, therefore, is not subject to the PMPA with respect to its Getty branded stations. However, pursuant to Marketing's agreements with approximately one-half of its Getty dealers and distributors, Marketing has voluntarily extended to them coverage under PMPA. Under PMPA, Marketing complies with certain notice requirements (generally 90 days) and extends nondiscriminatory contracts to certain of its Getty licensed dealers and distributors, whose franchises cannot be terminated or not renewed unless certain PMPA imposed prerequisites are met as provided in Marketing's agreements. Although a licensed dealer or distributor who is covered by PMPA is not required to renew his or her franchise, because Marketing has agreed to comply with PMPA with respect to such dealers or distributors, Marketing is required to renew the franchises of such dealers and distributors who elect to renew. However, franchisees may be terminated or not renewed for violating certain provisions of Marketing's agreements as permitted under PMPA. The PMPA permitted grounds for termination or non-renewal include, among other things, non-payment of rent, misuse of trademark, bankruptcy, criminal misconduct, condemnation and expiration of an underlying lease. Also, Marketing may elect to non-renew with a franchisee upon a determination made in good faith that the franchise relationship is uneconomical to Marketing. In such latter instance, Marketing must, in accordance with PMPA, offer to the franchisee the right to purchase Marketing's leasehold interest in the property at a bona fide price. Under the terms of the Master Lease with Realty, Marketing would be required to offer to assign its leasehold interest in the property (including all renewal options) to the franchisee who is covered by PMPA.

     In addition, Marketing's operations are governed by numerous federal, state and local environmental laws and regulations. Among these laws are (i) requirements to dispense reformulated gasoline in accordance with the Clean Air Act, (ii) restrictions imposed on the amount of hydrocarbon vapors which may enter the air at Marketing's terminals and service stations, (iii) OSHA and other laws regulating terminal employee exposure to benzene and other hazardous materials, (iv) requirements to report to governmental authorities discharges of petroleum products into the environment and, under certain circumstances, to remediate the soil and/or groundwater contamination pursuant to governmental order and directive, (v) requirements to remove and replace underground storage tanks which have exceeded governmental-mandated age limitations and (vi) the requirement to provide a certificate of financial responsibility with respect to claims relating to underground storage tank failures.


     Environmental expenses are predominantly attributable to the replacement or upgrading of USTs, which has been the responsibility of Getty. The aggregate environmental expenses of Getty amounted to approximately $14.3 million, $11.8 million and $9.7 million for the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Getty has agreed to pay all costs relating to, and to indemnify Marketing for, all scheduled pre-closing environmental liabilities and obligations, all scheduled future Upgrades to Nonupgraded USTs, and all environmental liabilities and obligations arising out of discharges with respect to Properties containing Nonupgraded USTs that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing has agreed to indemnify Getty and its successors from and against, among other things, all other liabilities and obligations with respect to USTs and environmental matters. Marketing cannot estimate its future environmental expenses because it cannot predict the number or the magnitude of discharges or releases from its USTs that may be discovered in the future or the cost of remediation relating thereto. Future environmental expenses of Marketing, though not currently known or ascertainable, are expected to be significantly lower than Getty's historical expenses since USTs have been or will be upgraded at Getty's expense by December 22, 1998.


     Marketing believes that it is in substantial compliance with federal, state and local provisions enacted or adopted pertaining to environmental matters. Although Marketing is unable to predict what legislation or regulations may be adopted in the future with respect to environmental protection and waste disposal, existing legislation and regulations have had no material adverse effect on its competitive position.

PERSONNEL

     As of October 31, 1996, Marketing had 544 employees, of which 222 employees, consisting of truck drivers and service technicians, are represented by Amalgamated Local Union 355. Marketing considers its relationships with its employees and the union to be satisfactory.

LEGAL PROCEEDINGS

     In 1991, the State of New York brought an action in Albany County against KOSCO, Marketing's subsidiary, seeking reimbursement in the amount of $189,000 for clean-up costs incurred at a service station. The State is also seeking penalties of $200,000 and interest. There has been no activity in this proceeding in the past several years. The only other legal proceedings pending against Marketing are certain personal injury and property damage proceedings pending against Marketing's trucking subsidiary and against KOSCO. These proceedings are not expected, individually or in the aggregate, to have a material adverse effect on Marketing's financial position or results of operations. Moreover, pursuant to the Distribution Agreement, Getty has agreed to defend all existing proceedings and indemnify Marketing and its subsidiaries with respect thereto. Pursuant to the Distribution Agreement, Getty will retain liability for current proceedings relating to the pre-Distribution operation of the business of Marketing including the aforementioned trucking subsidiary and KOSCO. In the event any plaintiff in such a proceeding should seek to add Marketing as a defendant, Getty will, pursuant to the Distribution Agreement, indemnify and defend Marketing in such proceeding.

                                   MANAGEMENT

DIRECTORS

     Pursuant to the Marketing Bylaws, the Board of Directors has fixed the number of directors at five persons. Getty, as the sole stockholder of Marketing, has elected or intends to elect the five persons named in the table below to constitute the entire Marketing Board. Messrs. Leo Liebowitz and Milton Safenowitz are also currently directors of Getty. The current term of each director named below began with his election in 1996 and will expire at the next annual meeting of the stockholders of Marketing.

     Set forth below is a list of the names and ages of, and certain biographical information concerning, the persons expected to be directors of Marketing immediately after the Distribution, including information concerning their principal occupations for the past five years.


     NAME AND AGE          YEAR ELECTED           PRINCIPAL OCCUPATIONS FOR PAST FIVE YEARS
-----------------------    ------------     ------------------------------------------------------
Leo Liebowitz - 69             1996         President, Chief Executive Officer and Director of
                                            Getty since 1971. Director, President and Treasurer of
                                            CLS General Partnership Corp., the general partner of
                                            Power Test Investors Limited Partnership.
Milton Safenowitz - 69         1996         Director of Getty since 1971 and Executive Vice
                                            President of Getty until February 1990. Director,
                                            Executive Vice President and Assistant Secretary of
                                            CLS General Partnership Corp.
Ronald E. Hall - 64            1996         Chairman of the Board of Howell Corporation, a company
                                            engaged primarily in the exploration, production,
                                            acquisition and development of oil and gas properties,
                                            since 1995. Formerly President and Chief Executive
                                            Officer of CITGO Petroleum Corporation ("CITGO"), from
                                            1985 to 1995. Director of CITGO from 1990 to 1995.
Richard E. Montag - 64         1996         Vice President - Development of the Richard E. Jacobs
                                            Group, a regional shopping mall developer, since 1982.
Matthew J. Chanin - 42         1996         Senior Managing Director of Prudential Capital Group,
                                            an investment unit of the Prudential Insurance Company
                                            of America ("Prudential") since 1995. Has served in
                                            other executive and management positions with
                                            Prudential for more than the past five years.


COMMITTEES OF THE BOARD OF DIRECTORS

     There will be three standing committees of the Board of Directors of
Marketing: the Audit Committee, the Nominating Committee and the Compensation and Benefits Committee, each comprised of one or more directors. The members of these committees will be appointed on or about the Distribution Date.

     The primary purpose of the Audit Committee will be to (i) select the firm of independent accountants that will audit the consolidated financial statements of Marketing and its subsidiaries, (ii) discuss the scope and the results of the audit with the accountants and (iii) discuss Marketing's financial accounting and reporting principles. The Audit Committee will also examine the summary reports of the internal auditors of Marketing and discuss the adequacy of Marketing's financial controls with the independent accountants and with management.

     The Nominating Committee will recommend candidates to the Board for election as officers, recommend nominees for election to the Board and review the role, composition and structure of the Board and its committees. The Nominating Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of Marketing with the names of such nominees, together with their qualifications for service as a director of Marketing.

     The Compensation and Benefits Committee (the "Compensation Committee") will administer the Incentive Compensation Plan, the Supplemental Retirement Plan, the Marketing ESOP and the Stock Option Plan, and will review the compensation of the directors and officers of Marketing.

DIRECTOR COMPENSATION

     Directors will be compensated for their services according to a standard arrangement authorized by resolution of the Marketing Board. An annual retainer fee of $12,000 will be paid to each director, and a committee and board meeting fee of $1,000 will also be paid to each director for each meeting attended. Directors who are employees of Marketing will not receive retainers or board meeting fees.

EXECUTIVE OFFICERS

     Set forth below is a list of the names and ages of all persons who will be executive officers of Marketing immediately after the Distribution, indicating their positions with Marketing and their principal occupations during the past five years. Except for Mr. Liebowitz, all such persons will resign as officers of Getty on the Distribution Date.

      NAME AND AGE                     PRINCIPAL OCCUPATIONS FOR PAST FIVE YEARS
------------------------    ----------------------------------------------------------------
Leo Liebowitz - 69......    Chairman, Chief Executive Officer, President and Director of
                            Marketing. President, Chief Executive Officer and Director of
                            Getty since 1971.
Alvin A. Smith - 58.....    Senior Vice President and Chief Operating Officer of Marketing.
                            Senior Vice President and Chief Operating Officer of Getty since
                            1994. Mr. Smith has been a Senior Vice President of Getty since
                            1985 and became Chief Operating Officer in 1994. Prior thereto, he was employed at Getty Oil Company as Wholesale Manager and
                            Petroleum Manager.
James R. Craig - 45.....    Vice President-Marketing of Marketing. Vice President-Marketing
                            of Getty since 1987. He joined Getty in 1982 as a District
                            Manager and became Manager - Retail Sales in 1984. Prior to joining Getty, he was a Regional Manager of Amerada Hess Corp.
Michael K. Hantman -        Vice President and Corporate Controller of Marketing. Vice
  45....................    President and Corporate Controller of Getty since 1991. He joined Getty in 1985 as Corporate Controller. Prior to joining
                            Getty, he was a Principal at Arthur Young & Company, an
                            international accounting firm.
Samuel M. Jones - 60....    Vice President, Corporate Secretary and General Counsel of
                            Marketing. Vice President, Corporate Secretary and General
                            Counsel of Getty since 1994. Mr. Jones joined Getty in 1986 as
                            Vice President and General Counsel and assumed the additional position of Corporate Secretary in 1994. Prior to joining Getty, he was a Senior Attorney with Texaco Inc.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND 5% OWNERS

     Included in the following table is the number of shares of Marketing Common Stock to be beneficially owned (or deemed to be beneficially owned) immediately after the Distribution by each of the persons expected to be a director of Marketing, by each of the executive officers listed above under "MANAGEMENT -- Executive Officers," and by all of the persons expected to be directors or executive officers of Marketing as a group, based on the number of shares of Getty Common Stock expected to be held on the Distribution Date, and each other person expected to own of record or beneficially more than 5% of the outstanding Marketing Common Stock. Such number of shares includes exercisable options or options to become exercisable within 60 days with respect to Marketing Common Stock. On December 13, 1996, each of Messrs. Hall and Montag, in their capacity as directors of Marketing, received options with respect to 15,000 shares of Getty Common Stock, which options will be exercisable beginning December 13, 1997. Such options will be exchanged for options with respect to Getty Common Stock and Marketing Common Stock immediately prior to the Distribution. See "EXECUTIVE COMPENSATION -- Stock Option Plans."

                  NAME OF BENEFICIAL OWNERS,                     AMOUNT AND NATURE OF        PERCENT
                    DIRECTORS AND OFFICERS                      BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
--------------------------------------------------------------- -----------------------    -----------
Leo Liebowitz..................................................        2,478,290(3)           18.58%
Milton Safenowitz..............................................        2,210,719(4)           16.57%
James R. Craig.................................................           87,958(5)                *
Michael K. Hantman.............................................           77,955(5)                *
Samuel M. Jones................................................           91,654(5)                *
Alvin A. Smith.................................................          191,295(5)            1.39%
Ronald E. Hall.................................................                0                   *
Richard E. Montag..............................................           26,762(6)                *
Matthew J. Chanin..............................................                0                   *
Directors and executive officers as a group (9 persons)........        5,214,109              37.83%
Getty Petroleum Marketing Inc. Employee Stock Ownership Plan...          667,000               5.00%
Milton Cooper..................................................        1,059,538(7)            7.94%

------------------
* Total shares beneficially owned constitute less than one percent of the outstanding shares.
(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.
(2) The percentage is determined by dividing the number of shares shown by the aggregate number of shares of Marketing Common Stock expected to be outstanding immediately after the Distribution and the shares of Marketing Common Stock which may be acquired within 60 days.
(3) Includes 166,410 shares held in trust for children, 230,977 shares held by his wife for which beneficial ownership is disclaimed and 30,724 shares held by a charitable foundation.
(4) Includes 2,034,601 shares held by Irrevocable Trust for Milton Safenowitz and 176,118 shares held by Irrevocable Trust for the benefit of his wife.
(5) Gives effect to the vesting of outstanding Getty stock options held by such individual pursuant to certain "change of control" agreements. See "EXECUTIVE COMPENSATION."
(6) Includes 10,190 shares held by his wife for which beneficial ownership is disclaimed.
(7) Includes 10,311 shares held in a partnership of which he is a partner, 2,013 shares held by his wife for which beneficial ownership is disclaimed and 160,000 shares held by a charitable foundation.

     With the exception of Leo Liebowitz, whose address is care of Getty Petroleum Corp., 125 Jericho Tpke., Jericho, New York 11753, Milton Safenowitz, whose address is 7124 Queenferry Cr., Boca Raton, Florida 33496, Milton Cooper, whose address is care of Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042-0020, and the Getty Petroleum Marketing Inc. Employee Stock Ownership Plan, whose address is 125 Jericho Tpke., Jericho, New York 11753, management knows of no other person owning of record or beneficially more than 5% of the outstanding Marketing Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth, as to the Chief Executive Officer and the other four most highly compensated executive officers of Getty that will become executive officers of Marketing immediately after the Distribution, information concerning the compensation paid by Getty for services in all capacities to Getty and its subsidiaries to or for the benefit of such persons during the periods indicated.

                                           ANNUAL COMPENSATION
                                                                                   LONG TERM
                                       FISCAL YEAR ENDED JANUARY 31           COMPENSATION AWARDS
                         ----------------------------------------------------------------------------------
                                                                     --------------------------------------
                                                      OTHER ANNUAL    RESTRICTED                ALL OTHER
  NAME AND PRINCIPAL             SALARY      BONUS    COMPENSATION   STOCK AWARDS    OPTIONS   COMPENSATION
       POSITION          YEAR       $          $         ($)(1)          ($)           (#)        ($)(2)
----------------------   ----    -------    -------   ------------   ------------    -------   ------------
LEO LIEBOWITZ.........   1996    404,103    263,000                                               59,886
Director, President      1995    387,228    164,500                                               60,713
and Chief Executive      1994    384,860    193,950                                               53,564
Officer
ALVIN A. SMITH........   1996    301,192    190,700                                   15,000      45,373
Senior Vice President    1995    268,606     99,000                                   15,000      40,353
and Chief Operating      1994    261,615    107,247                                    5,000      35,496
Officer
SAMUEL M. JONES.......   1996    163,307    115,000                                   15,000      26,629
Vice President,          1995    154,646     79,000                                   10,000      26,616
General Counsel and      1994    146,808     87,432                                    5,000      21,532
Corporate Secretary
JAMES R. CRAIG........   1996    145,537    125,000                                   15,000      24,419
Vice President           1995    137,843     79,000                                   10,000      24,260
                         1994    122,354     87,432                                    5,000      18,665
MICHAEL K. HANTMAN....   1996    115,667    110,000                                   15,000      21,787
Vice President and       1995    110,274     79,000                                   10,000      22,458
Corporate Controller     1994    106,972     87,432                                    5,000      17,394

---------------

(1) None of the Executive Officers listed received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer.

(2) All other compensation includes Getty's contributions to the defined contribution retirement profit sharing plan, matching contributions under the company's 401(k) savings plan, Getty's contributions to the Supplemental Retirement Plan for executives and term life insurance premiums as follows:

                                        FISCAL YEAR       DEFINED         COMPANY     SUPPLEMENTAL
                                           ENDED       CONTRIBUTION        MATCH       RETIREMENT    TERM LIFE
                                        JANUARY 31    RETIREMENT PLAN   401(K) PLAN       PLAN       INSURANCE
                                        -----------   ---------------   -----------   ------------   ---------
Leo Liebowitz.........................      1996          $ 2,388         $    --       $ 55,319      $ 2,179
                                            1995            2,394              --         56,140        2,179
                                            1994            4,140              --         47,245        2,179
Alvin A. Smith........................      1996            2,388           4,620         34,410        3,955
                                            1995            2,394           4,620         29,859        3,480
                                            1994            4,140           4,481         23,395        3,480
Samuel M. Jones.......................      1996            2,388           4,629         17,499        2,113
                                            1995            2,394           4,611         17,507        2,104
                                            1994            3,310           4,367         11,751        2,104
James R. Craig........................      1996            2,388           3,486         16,668        1,877
                                            1995            2,394           3,478         16,546        1,842
                                            1994            2,898           3,405         10,520        1,842
Michael K. Hantman....................      1996            2,388           3,458         14,179        1,762
                                            1995            2,394           3,422         14,915        1,727
                                            1994            2,557           3,195          9,915        1,727

     In December 1994, Getty entered into agreements (collectively, the "Change of Control Agreements") with its non-director officers and certain key employees, wherein Getty agreed to make certain payments under certain circumstances upon a "change of control" of Getty. Under such circumstances, Getty also agreed that all Getty stock options granted to such officer or key employee would immediately vest, and made provision to allow such individual to exercise his or her options within three years of the "change of control" for the officers, and a shorter period for key employees, and to preserve the economic value of his or her options. In December 1995, Getty amended the Change of Control Agreements to treat a spin-off or similar transaction involving a substantial portion of Getty's marketing or real estate business or assets as a "change of control." Accordingly, a "change of control" will, for purposes of the Change of Control Agreements, be deemed to occur on the Distribution Date. Marketing intends to pay those officers and key employees who become employees of Marketing compensation at least comparable to the compensation which Getty paid them prior to the Distribution. In the event that Marketing does not pay comparable compensation to any such individual or any such individual does not become an employee of either Getty or Marketing (or ceases to be an employee of Getty or Marketing for any reason other than for cause) after the Distribution Date, then for the 36-month period after the Distribution Date for officers, and a shorter period of time for those certain key employees, Getty will pay to each such individual over the applicable period an amount not less than the average annual sum of such individual's (i) base salary, (ii) benefits under any incentive or bonus plan and (iii) the total amount of employer contributions (other than elective salary deferrals) made to the individual's account under 401(k) and other deferred compensation plans, based upon the requisite period prior to the "change of control." The compensation to be paid to an officer or key employee pursuant to a Change of Control Agreement will be reduced by the amount of compensation, if any, such officer or key employee receives from Marketing or from any other employer during the covered period. Marketing intends to fully perform Getty's obligations under the Change of Control Agreements with respect to those individuals who will become either an officer or employee of Marketing.

STOCK OPTION PLANS

     The following table sets forth as to the persons named in the Executive Compensation Table additional information with respect to Getty stock options granted during the fiscal year ended January 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                    POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK
                                          % OF TOTAL OPTIONS                                    PRICE APPRECIATION
                                         GRANTED TO EMPLOYEES     EXERCISE OR                    FOR OPTION TERM
                              OPTIONS    IN FISCAL YEAR ENDED     BASE PRICE      EXPIRATION    ------------------
           NAME               GRANTED          1/31/96             ($/SHARE)         DATE       5% ($)     10% ($)
---------------------------   -------    --------------------    -------------    ----------    -------    -------
Leo Liebowitz..............        --               --                   --              --          --         --
Alvin A. Smith.............    15,000            12.71%             $13.875         12/8/05     130,889    331,698
Samuel M. Jones............    15,000            12.71               13.875         12/8/05     130,889    331,698
James R. Craig.............    15,000            12.71               13.875         12/8/05     130,889    331,698
Michael K. Hantman.........    15,000            12.71               13.875         12/8/05     130,889    331,698


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information as to Getty stock options exercised by each of the named executive officers of Getty during the fiscal year ended January 31, 1996 and the value of Getty stock options held by such officers at year-end measured in terms of the closing price of Getty Common Stock on

January 31, 1996. No Getty stock options were exercised by the named executive officers in the fiscal year ended January 31, 1996.

                                   NUMBER OF UNEXERCISED OPTIONS AT FISCAL    VALUE OF UNEXERCISED IN-THE-MONEY
                                                 YEAR END(#)                  OPTIONS/SARS AT FISCAL YEAR END($)
                                                EXERCISABLE/                             EXERCISABLE/
              NAME                            UNEXERCISABLE(1)                         UNEXERCISABLE(1)
--------------------------------   ---------------------------------------    ----------------------------------
Leo Liebowitz...................                        --                                       --
                                                        --                                       --
Alvin A. Smith..................                   143,798                                 $207,193
                                                    34,375                                   40,390
Samuel M. Jones.................                    50,651                                   58,353
                                                    27,500                                   24,061
James R. Craig..................                    50,134                                   61,224
                                                    27,500                                   24,061
Michael K. Hantman..............                    40,935                                   49,755
                                                    26,875                                   22,577

-------------------------
(1) Pursuant to the Change in Control Agreements, all unexercisable options held by the named executive officers will become exercisable on the Distribution Date.

     As described under "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION--Reorganization and Distribution Agreement," immediately prior to the Distribution, each director, officer and key employee who is a holder of an option to acquire shares of Getty pursuant to Getty's 1985, 1988 and 1991 Stock Option Plans will receive, in exchange therefor, two separately exercisable options: one to purchase shares of Getty Common Stock (a "Getty Option") and one to purchase Marketing Common Stock (a "Marketing Option"), each exercisable for the same number of shares and containing terms substantially equivalent in the aggregate to those of such holder's pre-Distribution option. The exercise price for each Getty Option and Marketing Option will be set so as to preserve the Aggregate Spread in value attributed to the options currently held by such directors, officers and key employees. See "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION -- Reorganization and Distribution Agreement."

EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the Distribution, Marketing will establish a leveraged Employee Stock Ownership Plan (the "Marketing ESOP") that will purchase newly issued shares of Marketing Common Stock from Marketing equal to five percent of the outstanding shares of Marketing. The Marketing ESOP will purchase such newly-issued shares from Marketing using the proceeds of a loan to be made by Marketing to the Marketing ESOP. The Marketing ESOP loan will be repaid over a five-year period, and Marketing will contribute annually to the Marketing ESOP the funds required to repay such loan. The principal amount of the Marketing ESOP loan is expected to be equal to the number of shares purchased by the Marketing ESOP (approximately 667,000) multiplied by the purchase price per share (determined on the basis of the value of the Marketing Common Stock). It is expected that the repayment of the Marketing ESOP loan will result in projected allocations to participants' accounts of an aggregate of approximately 133,400 shares of Marketing Common Stock per year, allocated in proportion to compensation. Marketing expects that the five percent of the outstanding stock of Marketing purchased by the Marketing ESOP will be allocated to covered employees over a five-year period. Commencing February 1, 1997, Marketing will recognize a charge to operating results over a five-year period relating to the Marketing ESOP. Such charge will be based on the value of the Marketing Common Stock in the future and, as such, is not currently determinable. See Note 9 to the consolidated financial statements.

MISCELLANEOUS BENEFIT PLANS

     Marketing will establish the same benefit plans which Getty presently has in effect: The Getty Petroleum Marketing Inc. Retirement (401(k)) and Profit Sharing Plan (the "401(k) Plan"), a medical and dental plan, a flexible spending plan, group life and disability insurance, and, for the officers of Marketing, a non-qualified Supplemental Retirement Plan for Executives (the "Supplemental Plan").

     Under the 401(k) Plan, Marketing will contribute to each participating employee an amount equal to 50% of such employee's contribution but in no event more than 3% of such employee's compensation. Any annual discretionary contribution to the 401(k) Plan will be determined by Marketing's Board of Directors. Under the Supplemental Plan (which is not qualified for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended), a participating executive may receive in his trust account an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the 401(k) Plan. The amounts paid to the trustee under the Supplemental Plan may be used to satisfy claims of general creditors in the event of Marketing's or any of its subsidiaries' bankruptcy. The trustee shall not cause the Supplemental Plan to be other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended. An executive's account shall vest in the same manner as under the 401(k) Plan and shall be paid upon termination of employment. Under the Supplemental Plan, the Board of Directors may, during any fiscal year, elect not to make any payment to the account of any or all executives.

     Pursuant to a long-standing arrangement, in the event of the death of Mr. Liebowitz, benefits in an amount equal to twelve months' salary will be paid to his estate. In the event of termination of Mr. Liebowitz's employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months' salary will be payable to Mr. Liebowitz.

                              CERTAIN TRANSACTIONS

THE PARTNERSHIP

     In 1985, Power Test Investors Limited Partnership (the "Partnership") was formed as a public master limited partnership and capitalized by a rights offering to all Getty stockholders. The Partnership is the limited partner in Power Test Realty Company Limited Partnership (the "Operating Partnership"), which was also formed in 1985 and which purchased the Northeast and Mid-Atlantic petroleum marketing assets of Getty Oil Company from Texaco Inc. The Operating Partnership leased these assets to Getty on a long-term net basis.

     CLS General Partnership Corp., a Delaware corporation ("CLS"), is the sole general partner of both the Partnership and the Operating Partnership. The three stockholders of CLS are Messrs. Liebowitz, Safenowitz and Cooper (the "Principal Holders"), who are also directors and stockholders of Getty and stockholders of Marketing. Messrs. Liebowitz and Safenowitz are also directors of Marketing and Mr. Liebowitz serves as Chief Executive Officer of Getty and Marketing. See "MANAGEMENT." As of October 31, 1996, the Principal Holders beneficially owned an aggregate of 3,103,131 (48%) of the general and limited partnership interests in the Partnership.

     Marketing does not have (nor did Getty have) any ownership interest in the Partnership, the Operating Partnership or any of its assets. Neither the Partnership nor the Operating Partnership conducts any substantial activities other than those related to the ownership and leasing to Getty of the former Getty Oil Company assets, substantially all of which Marketing subleases from Getty.

THE MASTER LEASE AND RELATED AGREEMENTS

     Pursuant to the Master Lease, Marketing anticipates that it will make, on an annual basis, net lease payments to Getty aggregating approximately $57 million commencing in fiscal 1998. See "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION -- Master Lease Agreement," and Note 4 to the consolidated financial statements.

     In addition to the Master Lease, Getty and Marketing have entered into, among other things, certain licensing, service and tax sharing agreements. See "RELATIONSHIP BETWEEN GETTY AND MARKETING AFTER THE DISTRIBUTION."

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms of the stock of Marketing does not purport to be complete and is subject to and qualified in its entirety by reference to the Marketing Charter (as defined herein) and the Marketing Bylaws, copies of which have been filed as exhibits to this Registration Statement on Form 10.

GENERAL

     Marketing's authorized capital stock presently consists of 1,000 shares of Marketing Common Stock, of which 1,000 shares are issued and outstanding and are owned by Getty. Prior to the Distribution, Marketing's Charter will be amended by the Marketing Board and by Getty, as sole stockholder of Marketing. Under such amended Charter, which will be substantially in the form set forth in
Exhibit 3.2 to this Form 10 (the "Marketing Charter"), the total number of shares of all classes of stock that Marketing will have authority to issue will be 40,000,000, 30,000,000 of which will be shares of Marketing Common Stock and 10,000,000 of which will be shares of preferred stock, $.01 par value per share (the "Marketing Preferred Stock"). Based on the number of shares of Getty Common Stock outstanding at December 27, 1996, approximately 12,675,000 shares of Marketing Common Stock, constituting approximately 42% of the then authorized Marketing Common Stock, will be issued to Getty and distributed by Getty to its stockholders in the Distribution. In addition, approximately 667,000 shares of Marketing Common Stock will be issued to the Marketing ESOP at the time of the Distribution. See "EXECUTIVE COMPENSATION -- Employee Stock Ownership Plan." All of the shares of Marketing Common Stock issued in the Distribution and to the Marketing ESOP will be validly issued, fully paid and non-assessable and have no preemptive rights.

COMMON STOCK

     All shares of Marketing Common Stock will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock, holders of shares of Marketing Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Marketing Board out of assets legally available therefor and to share ratably in the assets of Marketing legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Marketing.

     Each outstanding share of Marketing Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Marketing Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Marketing Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of Marketing. Shares of Marketing Common Stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Marketing Charter provides for approval by a majority of all the votes entitled to be cast in such situations. With respect to the phrase "all or substantially all," the words "substantially all" are not defined in the MGCL, there are only a limited number of cases interpreting the meaning of such words and the few cases doing so rely heavily on the particular facts and circumstances thereof. It is therefore difficult to state with certainty when a Maryland corporation may be required to obtain stockholder approval for a sale of assets. There can be no assurance that, if presented with a particular situation, a Maryland court (or a court appropriately applying Maryland law) would find that a sale of more than 50% of the assets of a corporation was the sale of "substantially all" of the assets of the corporation requiring stockholder approval.

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. These provisions of the MGCL could delay, defer or prevent a transaction or a change in control of Marketing that might involve a premium price for holders of Marketing Common Stock or otherwise be in their best interest.

     The Marketing Charter authorizes the Marketing Board to reclassify any unissued shares of Marketing Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

     The transfer agent and registrar for the Marketing Common Stock will be American Stock Transfer and Trust Company.

PREFERRED STOCK

     The Marketing Charter will provide that the Marketing Board is authorized to provide for the issuance of shares of Marketing Preferred Stock, from time to time, and to fix the designations, preferences, conversion or other rights, voting powers, restrictions, dividends and other distributions, qualifications or terms or conditions of redemption of such series.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     Marketing believes that the power of the Marketing Board to issue additional authorized but unissued shares of Marketing Common Stock and Marketing Preferred Stock and to classify or reclassify unissued shares of Marketing capital stock and thereafter to cause Marketing to issue such classified or reclassified shares of stock will provide Marketing with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the Marketing Common Stock and Marketing Preferred Stock, will be available for issuance without further action by Marketing's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Marketing's securities may be listed or traded. Although the Marketing Board has no intention at the present time of doing so, it could authorize Marketing to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Marketing that might involve a premium price for holders of Marketing Common Stock or otherwise be in their best interests.

            LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Marketing Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

     The Marketing Charter authorizes Marketing, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of Marketing and at the request of Marketing, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of Marketing. The Marketing Bylaws obligate Marketing, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of Marketing and at the request of Marketing, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Marketing Charter and Marketing Bylaws also permit Marketing to indemnify and advance expenses to any person who served a predecessor of Marketing in any of the capacities described above and to any employee or agent of Marketing or a predecessor of Marketing.

     The MGCL requires a corporation (unless its charter provides otherwise, which Marketing's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a present or former director or officer for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires Marketing, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Marketing as authorized by the Bylaws and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by Marketing if it shall ultimately be determined that the standard of conduct was not met.

     In addition, Marketing has entered or will enter into an indemnification agreement ("Indemnification Agreement") with each of its directors. The Indemnification Agreement provides for the prompt indemnification and advancement of expenses, including attorneys' fees and other costs, to the fullest extent permitted by law of a director against expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director is or was a director, officer, partner, employee, agent, or fiduciary of Marketing or is or was serving at the request of Marketing as a director, officer, partner, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.

     The Indemnification Agreement also provides (i) that a director is automatically entitled to indemnification for expenses to the extent the director is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that Marketing has the burden of proving that a director is not entitled to indemnification in any particular case and that certain presumptions that may otherwise be drawn against a director seeking indemnification in connection with the termination of actions or proceedings are negated, except that the termination of an action or proceeding by conviction or a plea of nolo contendere (or its equivalent) creates a presumption that the director is not entitled to indemnification, (iii) a mechanism through which a director may seek court relief in the event that the Marketing Board (or other person or body appointed by the Marketing Board) determines that the director would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement), (iv) that a director is entitled to indemnification against all expenses (including attorneys' fees) incurred in seeking to collect an indemnification claim or advancement of expenses from Marketing or incurred in seeking to recover under a directors' and officers' liability insurance policy, (v) that after there has been a change in control in Marketing, all Marketing determinations regarding a right to indemnification, and the right to advancement of expenses, shall be made by independent legal counsel, and (vi) that prior to a change in control of Marketing, a director shall not be entitled to indemnification pursuant to the Indemnification Agreement in connection with an action, suit or proceeding initiated by the director against Marketing, or its directors or officers unless Marketing joins in or consents to the action, suit or proceeding, except as provided in Section 3 of the Indemnification Agreement.

     Directors' rights under the Indemnification Agreement are not exclusive of any other rights they may have under Maryland law, directors' or officers' liability insurance, the Marketing Bylaws or otherwise. However, the Indemnification Agreement does prevent double payment.

     The Indemnification Agreement, although not requiring the maintenance of directors' and officers' liability insurance, does require that the directors be provided with maximum coverage reasonably economically available if there is such a policy. Finally, the Indemnification Agreement provides that, if Marketing pays a director pursuant to the Indemnification Agreement, Marketing will be subrogated to the director's rights to recover from third parties.

                             ADDITIONAL INFORMATION

     Marketing has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Marketing Common Stock described herein. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Further information may be obtained from the Registration Statement and such exhibits and schedules. Copies of these documents may be inspected at and obtained at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports and other documents may be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Application has been made to list the Marketing Common Stock on the NYSE, subject to official notice of issuance, under the symbol "GPM." Reports and other information concerning Marketing Common Stock can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Following the Distribution, Marketing will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Additionally, Marketing will be subject to the proxy solicitation requirements of the Exchange Act and will furnish annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     No person is authorized to give any information or to make any representations other than those contained in this Information Statement. Any other information or representations given or made must not be relied upon as having been authorized. This Information Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities. The delivery of this Information Statement must not under any circumstances be construed as an implication that there has been no change in the affairs of Marketing subsequent to the date of this Information Statement.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  REPORT OF INDEPENDENT ACCOUNTANTS....................................................    F-2
  AUDITED CONSOLIDATED FINANCIAL STATEMENTS
     Consolidated Statements of Operations for the fiscal years ended January 31, 1996,
       1995 and 1994...................................................................    F-3
     Consolidated Balance Sheets as of January 31, 1996 and 1995.......................    F-4
     Consolidated Statements of Cash Flows for the fiscal years ended January 31, 1996,
       1995 and 1994...................................................................    F-5
     Notes to Consolidated Financial Statements........................................    F-6
  UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
     Consolidated Statements of Operations for the nine months ended October 31, 1996
      and 1995.........................................................................   F-15
     Consolidated Balance Sheet as of October 31, 1996.................................   F-16
     Consolidated Statements of Cash Flows for the nine months ended October 31, 1996
      and 1995.........................................................................   F-17
     Notes to Unaudited Consolidated Interim Financial Statements......................   F-18

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...............................   F-21
     Pro Forma Consolidated Statements of Operations for the fiscal year ended January
      31, 1996 and for the nine months ended October 31, 1996..........................   F-22
     Notes to Unaudited Pro Forma Consolidated Statements of Operations................   F-23
     Pro Forma Consolidated Balance Sheet as of October 31, 1996.......................   F-24
     Notes to Unaudited Pro Forma Consolidated Balance Sheet...........................   F-25

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Getty Petroleum Marketing Inc.:

     We have audited the accompanying consolidated balance sheets of GETTY PETROLEUM MARKETING INC. and SUBSIDIARIES as of January 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Getty Petroleum Marketing Inc. and Subsidiaries as of January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for the impairment of long-lived assets in fiscal 1996.

Coopers & Lybrand L.L.P.
New York, New York
November 6, 1996, except for

Notes 6, 9 and 12, as to which


the date is January 13, 1997.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)


                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                                 --------------------------------
                                                                   1996        1995        1994
                                                                 --------    --------    --------
Net sales.....................................................   $758,887    $723,875    $747,667
Rental income.................................................     32,025      29,860      28,443
Other income..................................................        282       --            175
                                                                 --------    --------    --------
                                                                  791,194     753,735     776,285
                                                                 --------    --------    --------
Cost of sales (excluding depreciation and amortization).......    750,680     721,354     738,261
Selling, general and administrative expenses..................     20,702      22,588      23,262
Depreciation and amortization.................................     13,099      11,640      11,718
Restructuring charges.........................................      --          1,846       --
Interest expense..............................................        388         285         226
                                                                 --------    --------    --------
                                                                  784,869     757,713     773,467
                                                                 --------    --------    --------
Earnings (loss) before provision (credit) for income taxes and
  cumulative effect of accounting change......................      6,325      (3,978)      2,818
Provision (credit) for income taxes...........................      2,379      (1,544)      1,000
                                                                 --------    --------    --------
Earnings (loss) before cumulative effect of accounting
  change......................................................      3,946      (2,434)      1,818
Cumulative effect of accounting change........................       (282)      --          --
                                                                 --------    --------    --------
Net earnings (loss)...........................................   $  3,664    $ (2,434)   $  1,818
                                                                 ========    ========    ========


                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                              JANUARY 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
          ASSETS
Current assets:
  Cash and equivalents...............................................    $    676     $  2,449
  Accounts receivable, less allowance
     for doubtful accounts of $1,225
     in 1996 and $1,336 in 1995......................................      12,194       14,688
  Inventories........................................................      19,917        9,985
  Deferred income taxes..............................................       2,220        2,188
  Prepaid expenses and other
     current assets..................................................       2,827        2,943
                                                                         --------     --------
          Total current assets.......................................      37,834       32,253
Property and equipment, at cost, less
  accumulated depreciation and amortization..........................      84,116       82,227
Other assets.........................................................       2,548        2,617
                                                                         --------     --------
          TOTAL ASSETS...............................................    $124,498     $117,097
                                                                         ========     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................    $ 23,378     $ 36,194
  Accrued expenses...................................................       9,265       11,023
  Gasoline taxes payable.............................................      13,914        8,257
                                                                         --------     --------
          Total current liabilities..................................      46,557       55,474
Deferred income taxes................................................      13,789       11,500
Other, principally deposits..........................................      13,841       13,062
Commitments and contingencies (Notes 4 and 6)
Stockholders' equity.................................................      50,311       37,061
                                                                         --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................    $124,498     $117,097
                                                                         ========     ========

                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              FOR THE YEARS ENDED JANUARY 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Cash flows from operating activities:
Net earnings (loss)......................................    $  3,664     $ (2,434)    $  1,818
Adjustments to reconcile net earnings (loss) to net cash
  provided by operating activities:
  Cumulative effect of accounting change.................         282        --           --
  Depreciation and amortization..........................      13,099       11,640       11,718
  Deferred income taxes..................................       2,257          659        1,804
  (Gain) loss on dispositions of property and
     equipment...........................................         (12)         235           79
Changes in assets and liabilities:
  Accounts receivable....................................       2,494        1,437        2,789
  Inventories............................................      (9,932)      (1,156)        (485)
  Prepaid expenses and other current assets..............          25          (40)         725
  Other assets...........................................         (46)         278          198
  Accounts payable, accrued expenses and
     gasoline taxes payable..............................      (8,917)       8,089       (5,722)
  Other, principally deposits............................         779        1,027          866
                                                             --------     --------     --------
     Net cash provided by operating activities...........       3,693       19,735       13,790
                                                             --------     --------     --------
Cash flows from investing activities:
  Capital expenditures...................................     (15,858)     (16,787)     (14,306)
  Proceeds from dispositions of equipment................         806          500          365
                                                             --------     --------     --------
     Net cash used in investing activities...............     (15,052)     (16,287)     (13,941)
                                                             --------     --------     --------
Cash flows from financing activities:
  Net cash transferred from (to) Getty...................       9,586       (2,496)         362
                                                             --------     --------     --------
     Net cash provided by (used in) financing
       activities........................................       9,586       (2,496)         362
                                                             --------     --------     --------
Net increase (decrease) in cash and equivalents..........      (1,773)         952          211
Cash and equivalents at beginning of year................       2,449        1,497        1,286
                                                             --------     --------     --------
Cash and equivalents at end of year......................    $    676     $  2,449     $  1,497
                                                             ========     ========     ========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest.................    $    388     $    285     $    226

                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     Getty Petroleum Marketing Inc., a Maryland corporation ("Marketing"), was formed on October 1, 1996 as a wholly-owned subsidiary of Getty Petroleum Corp. ("Getty"). Getty plans to separate its petroleum marketing business from its real estate business at the close of business on or about January 31, 1997 with each business to be conducted by a separate, publicly held corporation. In order to effect the separation of these businesses, Getty will transfer to Marketing the assets and liabilities of the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business previously conducted by a subsidiary of Getty, and distribute all of the common shares of Marketing to the stockholders of Getty (the "Distribution"). The Distribution is expected to be at the rate of one share of common stock of Marketing (the "Marketing Common Stock") for each share of Getty common stock. Getty will retain and continue to own and operate the real estate business and the Pennsylvania and Maryland home heating oil business previously conducted by another subsidiary. After the Distribution, Getty will change its name to Getty Realty Corp. ("Realty" or "Getty").



     The consolidated financial statements of Marketing contained herein have been prepared on the basis that the assets and liabilities of the petroleum marketing business were transferred using historical carrying values as recorded by Getty, and Marketing's results of operations and cash flows were derived from Getty's historical financial statements. Marketing's results of operations include allocations of certain selling, general and administrative expenses, namely employee benefits, payroll taxes and travel and entertainment expenses. Employee benefits, payroll taxes and travel and entertainment expenses were allocated to Marketing based on number of personnel and salaries specifically identified to Marketing. Selling, general and administrative expenses allocated to Marketing from Getty were $1,546,000, $1,348,000 and $1,776,000 for the fiscal years ended 1996, 1995 and 1994, respectively. Management believes these allocations to be reasonable. The financial information is not necessarily indicative of the financial results that would have occurred had Marketing been operated as a separate, stand-alone entity during the reporting periods nor is it necessarily indicative of future results. However, Management believes that these allocated amounts approximate what the expense would have been on a stand-alone basis and that any additional costs, excluding additional rent associated with the Master Lease (see Note 4), would have been immaterial.



     Getty uses a centralized approach to cash management. As a result, cash and equivalents (other than actual cash on hand) were not allocated to Marketing in the consolidated financial statements. However, under the Distribution Agreement (as defined below), Marketing will receive cash from Getty in an amount sufficient to provide Marketing with net working capital of $1.1 million. Such cash amount will be paid upon the determination of Marketing's net working capital as of January 31, 1997, which determination is expected to be made no later than February 28, 1997.



     Environmental expenses in the historical periods have been predominantly attributable to the replacement or upgrading of USTs (as defined below), which has been the responsibility of Getty. Getty has agreed to pay all costs relating to, and to indemnify Marketing for, all scheduled pre-closing environmental liabilities and obligations, all scheduled future upgrades (the "Upgrades") necessary to cause underground storage tanks (such tanks, including related piping, underground pumps, wiring and monitoring devices, the "USTs") to conform to the 1998 federal standards for USTs (the "1998 Standards"), and all environmental liabilities and obligations arising out of discharges with respect to properties containing USTs that have not been upgraded to meet the 1998 Standards that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing will be responsible for and will indemnify Getty with respect to all other environmental obligations and liabilities. No amounts have been included for these other environmental obligations and liabilities as they are not currently ascertainable, since Marketing cannot predict the number or the magnitude of discharges or releases from its USTs that may be discovered in the future or the cost of remediation relating thereto. Environmental costs of Marketing included in the historical financial statements were $1.6 million, $1.6 million and $1.2 million for the fiscal years ended January 31, 1996, 1995 and 1994, respectively. Future environmental expenses of Marketing, though not currently known or ascertainable, are expected to be significantly lower than the aggregate amounts recorded by Getty ($14.3 million, $11.8 million and $9.7 million for the years ended January 31, 1996, 1995 and 1994, respectively), since USTs have been or will be upgraded at Getty's expense by December 22, 1998.


     As part of the separation of the petroleum marketing business from the real estate business, Marketing and Realty have entered into various agreements which address the allocation of assets and liabilities between them and govern future relationships, including a Reorganization and Distribution Agreement (the "Distribution Agreement"), a Master Lease Agreement, a Tax Sharing Agreement, a Services Agreement and a Trademark License Agreement.


     Getty and Marketing have entered into a Services Agreement (the "Services Agreement"), under the terms of which Marketing will provide certain administrative and technical services to Getty and Getty will provide certain limited services to Marketing. Marketing estimates that the net fees to be paid by Getty to Marketing for services performed (after deducting the fees paid by Marketing to Getty for services provided by Getty) will initially be approximately $80,000 per month, which amount takes into account Marketing's additional costs related to providing such services, and will decline as the services performed decrease. Getty presently expects that most of such services will be provided by Marketing for approximately one year.



     The following schedule summarizes intercompany transactions between Marketing and Realty for the three years ended January 31, 1996, 1995 and 1994 (in thousands):



                                                          1996          1995          1994
                                                         -------       -------       -------
   Rent expense paid to Realty.....................      $55,130       $55,352       $55,900
   Selling, general and administrative expenses
     allocated to Marketing........................        1,546         1,348         1,776
   Income taxes paid to (received from) Realty.....          122        (2,203)         (804)
   Net cash transferred from (to) Realty...........        9,586        (2,496)          362


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation: The consolidated financial statements include the accounts of Marketing and its wholly-owned subsidiaries. Marketing is principally engaged in the marketing and distribution of petroleum products in 12 Northeastern and Mid-Atlantic states. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates: The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts that are based on management's best estimates and judgments. While all available information has been considered, actual results could differ from those estimates.

     Cash and Equivalents: Marketing considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories, primarily finished petroleum products, are principally accounted for under the lower of last-in, first-out ("LIFO") cost or market. Marketing enters into product exchange agreements with various parties to improve its supply logistics and reduce its delivery costs. Net product exchange positions with other companies are reflected in inventory and are generally immaterial. Marketing may take positions in the futures market as part of its overall purchasing strategy in order to reduce the risk associated with price fluctuations. Gains and losses on futures contracts are included as a part of product costs and have been immaterial for each of the three years in the period ended January 31, 1996. As of January 31, 1996, outstanding futures contracts were immaterial.

     Property and Equipment: Expenditures for renewals and betterments are capitalized; maintenance and repairs are charged to income when incurred. When fixed assets are sold or retired, the cost and related accumulated depreciation and amortization are eliminated from the respective accounts and any gain or loss is credited or charged to income.

     Depreciation and Amortization: Depreciation of fixed assets is computed on the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the term of the lease or the useful life of the related asset.

     Environmental Costs: The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated.

     Income Taxes: Deferred income taxes are provided for the effect of items which are reported for income tax purposes in years different from that in which they are recorded for financial statement purposes.

     Revenue Recognition: Revenue is recognized from sales when product ownership is transferred to the customer and from rentals as earned.


     Accounting Change: In fiscal 1996, Marketing adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Statement requires that assets used in operations be written down to fair value when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. SFAS No. 121 also requires that assets held for disposal be written down to fair value less costs to sell. Marketing continually evaluates retail outlets to determine the profitability and long-term viability of certain locations as gasoline stations or convenience stores, which results in the divestment of non-strategic and uneconomic retail outlets through sale, lease assignment or lease termination. Marketing estimates fair value and costs to sell based on the best information available, including discounted cash flows and comparable market values, in making whatever estimates, judgments and projections are considered necessary.



     Accordingly, in fiscal 1996, Marketing recorded a pre-tax charge of $267,000 relating to operating assets, which is included in depreciation and amortization expense. In addition, Marketing reported the cumulative effect of the change in accounting principle relating to assets held for disposal as an after-tax charge to earnings of $282,000 in the consolidated statement of operations. As of January 31, 1996, the net book value of marketing equipment and leasehold improvements at locations held for disposal amounted to $617,000. The impact of these retail outlets on the results of operations of Marketing was not material for each of the three years in the period ended January 31, 1996. While these retail outlets are being actively marketed, the disposal period may exceed one year for some locations.


3.   INVENTORIES

     As of January 31, 1996, 1995 and 1994, the carrying value of Marketing's LIFO inventories approximated the first-in, first-out ("FIFO") method or replacement cost.

4.   LEASES

     Marketing and Realty have entered into a Master Lease Agreement (the "Master Lease") under which 1,037 retail outlets and 10 terminal facilities (the "Properties") are leased or subleased by Realty as the lessor to Marketing as the lessee. The Properties will be used for gasoline sales, convenience store uses and other complementary or related lawful uses in conjunction with the sale of petroleum products and convenience store items, except when the provisions of any underlying lease are more restrictive. Marketing may sublet any property, provided that Marketing remains fully responsible for a sublessee's performance and, except in cases of economic abandonment (as described below), a sublease for non-petroleum purposes will require Getty's consent. Except for certain environmental obligations, and obligations pertaining to USTs, the Master Lease will be a "triple-net" lease, with Marketing retaining responsibility for all taxes, maintenance, repairs and insurance. For financial statement purposes, such Master Lease has been recorded as an operating lease.


     Rent for each of the Properties has been set using the fair market value of each such Property, assuming the USTs have been upgraded to meet the 1998 Standards and such Properties are free of known environmental contamination, since Getty is to be responsible for all such costs. Rent for each Property will increase at the end of each five-year period by the net increase in the Consumer Price Index for all items in the Northeast Region for such five-year period, such increase not to exceed fifteen percent (15%). Rents for all Properties are payable in advance on the first day of the month. The initial term of the Master Lease is (i) fifteen years with respect to Properties owned in fee by Getty and leased to Marketing, and Properties leased by Getty from Power Test Realty Company Limited Partnership and subleased to Marketing and (ii) the length of time remaining under underlying lease terms (which ranges from one to fifteen years under the Master Lease) with respect to Properties leased by Getty from other third parties and subleased to Marketing. The Master Lease terms for each category of Properties described above also include four ten-year renewal options (or, with respect to category (ii), such shorter period as the underlying lease may provide), which may be exercised by Marketing with two years advance notice on an individual property basis for all Properties then subject to the Master Lease. For the subleased Properties, Getty has agreed to use reasonable efforts to extend the underlying lease terms upon conditions acceptable to Marketing. In the event that Marketing desires not to renew the sublease upon terms (including any underlying lease term extension negotiated by Getty) available to it, Getty may extend or renew the lease and sublease the property to a third party after the end of Marketing's term.

     The Master Lease provides that if during the lease term, Marketing determines that any of the leased premises have become uneconomic or unsuitable for their use as a service station or convenience store and has discontinued use of the property or intends to discontinue use of the property as a service station or convenience store within one year of the date of said determination, Marketing shall have the right to sublet the property for any lawful use without Getty's consent and, prior to the commencement of any such sublease term, Marketing shall remove any USTs on the Property and thereafter perform all requisite environmental investigations and/or remediations. Marketing shall have the right of economic abandonment with respect to no more than ten properties during any fiscal year of the lease term. Marketing shall have no right of economic abandonment for the terminal premises and the premises subject to third party leases.

     Rent expense paid to Realty, which is included in cost of sales, amounted to $55,130,000, $55,352,000 and $55,900,000 for the years ended January 31,
1996, 1995 and 1994, respectively. Future minimum annual rentals under noncancelable operating leases which have terms in excess of one year as of January 31, 1996, payable to Realty, are as follows (in thousands):

YEARS ENDED JANUARY 31,
--------------------------------------------------------------------------------
1997............................................................................    $ 56,070
1998............................................................................      56,859
1999............................................................................      56,298
2000............................................................................      55,651
2001............................................................................      55,350
Thereafter......................................................................     561,356
                                                                                    --------
                                                                                    $841,584
                                                                                    ========

     Rent income received under subleases amounted to $32,025,000, $29,860,000 and $28,443,000 for the years ended January 31, 1996, 1995 and 1994, respectively. Substantially all of these subleases have remaining terms which range from one to three years. Although there is no assurance that these subleases will be renewed, no significant difficulty has been experienced in subleasing retail outlets.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                                     DEPRECIABLE
                                                               1996         1995     LIFE (YEARS)
                                                             --------     --------   ------------
Equipment................................................    $153,005     $138,655     10 to 15
Motor vehicles...........................................       3,014        4,495     3 to 10
Furniture and fixtures...................................       1,566        1,537        10
Leasehold improvements...................................       1,197        1,158    See Note 2
                                                             --------     --------
                                                              158,782      145,845
Less, accumulated depreciation and amortization..........      74,666       63,618
                                                             --------     --------
                                                             $ 84,116     $ 82,227
                                                             ========     ========

6.   COMMITMENTS AND CONTINGENCIES


     The petroleum products industry is subject to numerous existing federal, state and local laws and regulations. Although compliance with such laws and regulations may have a significant impact on results of operations or liquidity for any single period, Marketing believes that the costs related to such compliance have not had and are not expected to have a material adverse effect on the competitive or financial position of Marketing.



     On September 16, 1996, Getty entered into an Agreement with the New York State Department of Taxation and Finance (the "Department"), settling the license revocation proceedings brought by the Department whereby Getty's wholly-owned subsidiary Getty Terminals Corp.'s ("Getty Terminals") licenses and permits for its three New York State terminals and its New York motor fuels and diesel distributor licenses would be terminated. The revocation proceedings were the result of the 1990 conviction of Getty Terminals for federal gasoline excise tax evasion and conspiracy in 1985. Under the terms of the Agreement, Getty's wholly-owned subsidiary, Kingston Oil Supply Corp. ("KOSCO") will be permitted to assume all of the storage and distribution activities and operations now performed by Getty Terminals in New York. KOSCO will have six months in which to obtain new or amended licenses and permits and, upon the issuance thereof, Getty Terminals will surrender its licenses and permits. KOSCO's Board of Directors will consist of three persons, one of whom shall be an independent director, and KOSCO shall provide periodic reports to the Department relating to New York tax laws. The Agreement shall terminate on September 15, 1999. Under the terms of the settlement, Getty and its subsidiaries are not required to pay any penalties or fines. Prior to the Distribution, Marketing will become a party to the Agreement. The implementation of the settlement will have no adverse impact on the results of operations, financial condition or liquidity of Marketing, including the ability to sell motor fuels in New York or operate its New York State terminals.


     Marketing is subject to various legal proceedings in the ordinary course of business. Such proceedings are not expected to have a material adverse effect on Marketing's financial condition or results of operations. Pursuant to the Distribution Agreement, Getty has agreed to defend all existing proceedings and indemnify Marketing with respect thereto.


     In order to minimize Marketing's exposure to credit risk associated with financial instruments, Marketing places its temporary cash investments with high credit quality institutions and, by policy, limits the amount invested with any one institution other than the U.S. Government. Except for one customer, Uni-Marts, Inc. ("Uni-Marts"), which represents approximately 10% of Marketing's net sales for each of the three years in the period ended January 31, 1996, concentration of credit risk with respect to trade receivables generally is limited due to the large number of customers comprising Marketing's customer base.



     On December 27, 1996, Uni-Marts notified Getty that, effective December 31, 1997, it would not renew its various leases and subleases of approximately 100 service station properties from Getty or the existing petroleum supply agreement between Getty and Uni-Marts with respect to such service stations and certain additional service stations owned or operated by Uni-Marts. Uni-Marts subsequently advised Getty by letter that it may be interested in negotiating and entering into revised arrangements. While Getty has preliminarily discussed such matters with Uni-Marts, there can be no assurance that any revised terms will be agreed upon. In the event the parties do not agree upon any revised arrangements prior to December 31, 1997, Marketing believes that it will be able to re-lease the approximately 100 affected service station properties. The loss of motor fuel product sales to Uni-Marts pursuant to the existing supply agreement, if not replaced, could have a material adverse effect on Marketing's revenues. Marketing believes such loss of product sales would not impact its operating income because the affected leased service station properties should be re-leased to retail dealers at higher retail product margins to be realized by Marketing than the current lower wholesale product margins under the supply agreement with Uni-Marts. Net sales and rental income attributable to the Uni-Marts agreement amounted to $76.8 million (or 10.1% of net sales) and $4.6 million (or 14.3% of rental income), respectively, for the year ended January 31, 1996.

     Marketing's financial results depend largely on retail marketing margins and rental income from its dealers. The petroleum marketing industry has been and continues to be volatile and highly competitive. The cost of petroleum products purchased by Marketing as well as the price of petroleum products sold have fluctuated widely in the past. As a result of the historic volatility of product margins and the fact that they are affected by numerous diverse factors, it is impossible to predict future margin levels.

7.   INCOME TAXES

     Getty and Marketing have entered into a Tax Sharing Agreement that defines the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or motor fuel taxes relating to Getty's business for tax years prior to and including the Distribution and with respect to certain tax attributes of Getty after the Distribution. In general, the Tax Sharing Agreement provides that Getty will be responsible for all federal, state and local tax liabilities that relate to periods (or portions thereof) ending on or prior to the Distribution. For periods subsequent to the Distribution, Marketing will file its own tax returns. The provision for income taxes is reflected in the consolidated financial statements as if Marketing had been operating on a stand-alone basis.

     Marketing's provision (credit) for income taxes is summarized as follows (in thousands):

                                                                  1996       1995        1994
                                                                 ------     -------     -------
Current......................................................    $  122     $(2,203)    $  (804)
Deferred.....................................................     2,257         659       1,804
                                                                 ------     -------     -------
Provision (credit) for income taxes..........................    $2,379     $(1,544)    $ 1,000
                                                                 ======     =======     =======

     The tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows (in thousands):

                                                                           1996         1995
                                                                         --------     --------
Property and equipment...............................................    $(13,889)    $(11,636)
Accruals.............................................................       1,626        1,736
Inventories..........................................................         694          588
                                                                         --------     --------
Net deferred tax liabilities.........................................    $(11,569)    $ (9,312)
                                                                         ========     ========

     The following is a reconciliation of the expected statutory federal income tax provision (credit) and the actual provision (credit) for income taxes (in thousands):

                                                                   1996       1995        1994
                                                                  ------     -------     ------
Expected provision (credit) at statutory federal income tax
  rate........................................................    $2,214     $(1,392)    $  986
State and local income taxes, net of federal benefit..........       183        (182)       138
Other.........................................................       (18)         30       (124)
                                                                  ------     -------     ------
Provision (credit) for income taxes...........................    $2,379     $(1,544)    $1,000
                                                                  ======     =======     ======

8.   STOCKHOLDERS' EQUITY

     Marketing's authorized capital stock presently consists of 1,000 shares of Marketing Common Stock, of which 1,000 shares are issued and outstanding and are owned by Getty. Prior to the Distribution, Marketing's articles of incorporation will be amended by the Marketing Board and by Getty, as sole stockholder of Marketing. Under such amended articles, the total number of shares of all classes of stock that Marketing will have authority to issue will be 40,000,000, 30,000,000 of which will be shares of Marketing Common Stock, $.01 par value per share, and 10,000,000 of which will be shares of preferred stock, $.01 par value per share. Based on the estimated number of shares of Getty Common Stock outstanding as of the Distribution, approximately 12,675,000 shares of Marketing Common Stock will be issued to stockholders of Getty. In addition, approximately 667,000 shares of Marketing Common Stock will be issued to the Marketing ESOP at the time of the Distribution (See Note 9).

     A summary of the changes in stockholders' equity for the three years ended January 31, 1996 is as follows (in thousands):

Balance, February 1, 1993........................................................    $39,811
Net income.......................................................................      1,818
Net cash transferred from Getty..................................................        362
                                                                                     -------
Balance, January 31, 1994........................................................     41,991
Net loss.........................................................................     (2,434)
Net cash transferred to Getty....................................................     (2,496)
                                                                                     -------
Balance, January 31, 1995........................................................     37,061
Net income.......................................................................      3,664
Net cash transferred from Getty..................................................      9,586
                                                                                     -------
Balance, January 31, 1996........................................................    $50,311
                                                                                     =======

9.   EMPLOYEE BENEFIT PLANS

     Effective after the Distribution, Marketing will have a retirement and profit sharing plan with deferred 401(k) savings plan provisions (the "Retirement Plan") for non-union employees meeting certain service requirements and a Supplemental Plan for executives. Under the terms of these plans, the annual discretionary contributions to the plans are determined by the Board of Directors. Under the Retirement Plan, employees may make voluntary contributions and Marketing has elected to match an amount equal to 50% of such contributions but in no event more than 3% of the employee's eligible compensation. Under the Supplemental Plan, a participating executive may receive an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the Retirement Plan. Contributions, net of forfeitures, made by Getty under the comparable Getty retirement plan and supplemental plan in respect of persons who will be Marketing employees approximated $569,000, $606,000 and $622,000 for the years ended January 31, 1996, 1995 and 1994, respectively. In addition, Marketing has contributed $346,000, $334,000 and $283,000 to a union welfare plan for the years ended January 31, 1996, 1995 and 1994, respectively. Such amounts are included in the accompanying consolidated statements of operations.

     In connection with the Distribution, Marketing will establish a leveraged Employee Stock Ownership Plan (the "Marketing ESOP") that will purchase newly issued shares of Marketing Common Stock from Marketing equal to five percent of the outstanding shares of Marketing. The Marketing ESOP will purchase such newly-issued shares from Marketing using the proceeds of a loan to be made by Marketing to the Marketing ESOP. The Marketing ESOP loan will be repaid over a five-year period, and Marketing will contribute annually to the Marketing ESOP the funds required to repay such loan. The principal amount of the Marketing ESOP loan is expected to be equal to the number of shares purchased by the Marketing ESOP (approximately 667,000) multiplied by the purchase price per share (determined on the basis of the value of the Marketing Common Stock). It is expected that the repayment of the Marketing ESOP loan will result in projected allocations to participants' accounts of an aggregate of approximately 133,400 shares of Marketing Common Stock per year, allocated in proportion to compensation. Marketing expects that the five percent of the outstanding stock of Marketing purchased by the Marketing ESOP will be allocated to covered employees over a five-year period. Commencing February 1, 1997, Marketing will recognize a charge to operating results over a five-year period relating to the Marketing ESOP. Such charge will be based on the value of the Marketing Common Stock in the future and, as such, is not currently determinable.

     Immediately prior to the Distribution, each current holder of an option to acquire shares of Getty Common Stock pursuant to Getty's 1985, 1988 and 1991 Stock Option Plans will receive, in exchange therefor, two separately exercisable options: one to purchase shares of Getty Common Stock (a "Getty Option") and one to purchase Marketing Common Stock (a "Marketing Option"), each exercisable for the same number of shares and containing substantially equivalent terms as the pre-Distribution option. The exercise price of each Getty Option and Marketing Option (each, a "Replacement Option") will be set so as to preserve the Aggregate Spread (as defined below) in value attributed to the options currently held by such directors, officers and key employees. The "Aggregate Spread" is an amount representing the difference between the exercise price of an option and the price of a share of Getty Common Stock immediately prior to the Distribution multiplied by the number of shares underlying such option. Certain presently unexercisable options covering a total of 224,594 shares will become immediately exercisable at the date of the Distribution for persons covered by certain "change of control" agreements. Accordingly, Marketing will recognize a charge to operating results at the date of the Distribution equal to the product of the number of such options and the difference between their exercise price and the market price. Since the charge will be based on the value of the Marketing Common Stock in the future, such amount is not currently determinable.

     The Marketing Stock Option Plan authorizes Marketing to grant options to purchase shares of Marketing Common Stock. The aggregate number of shares of Marketing Common Stock which may be made the subject of options under the Marketing Stock Option Plan will not exceed 1,300,000 shares, subject to further adjustment for stock dividends and stock splits, of which approximately 1,080,000 shares will be subject to issuance upon the exercise of Replacement Options (as described above) and the balance will be available for future option grants. Except with respect to certain of the Replacement Options, which will be immediately exercisable, the Marketing Stock Option Plan provides that options are exercisable starting one year from the date of grant, on a cumulative basis at the annual rate of 25 percent of the total number of shares covered by the option.

     The following is a schedule of stock option prices and activity relating to the Getty Petroleum Corp. Stock Option Plans for the three years ended January 31, 1996. Subsequent to the Distribution, the exercise price of each Getty option and Marketing option will be set so as to preserve the Aggregate Spread (as defined above) in value attributed to the options currently held by the holders:

                                   1985 PLAN                 1988 PLAN                 1991 PLAN
                            -----------------------   -----------------------   -----------------------
                            NUMBER     GETTY STOCK    NUMBER     GETTY STOCK    NUMBER     GETTY STOCK
                              OF      OPTION PRICE      OF      OPTION PRICE      OF      OPTION PRICE
                            SHARES      PER SHARE     SHARES      PER SHARE     SHARES      PER SHARE
                            -------   -------------   -------   -------------   -------   -------------
Outstanding at February 1,
  1993....................  207,159    $10.49-14.09   256,523    $11.12-18.62   214,275    $10.88-12.38
Granted...................                                                       80,000     12.25-13.13
Exercised.................   (9,833)          10.49    (2,500)          11.12    (1,250)          12.38
Cancelled.................   (8,052)    10.49-14.09   (15,014)    11.12-18.62   (12,325)    10.88-12.38
                            -------    ------------   -------    ------------   -------    ------------
Outstanding at January 31,
  1994....................  189,274     10.49-14.09   239,009     11.12-18.62   280,700     10.88-13.13
Granted...................                                                      107,250           10.88
Exercised.................   (1,245)    10.49-14.09      (250)          11.12      (125)          10.88
Cancelled.................   (1,217)          14.09      (926)    17.12-18.62    (1,250)          10.88
                            -------    ------------   -------    ------------   -------    ------------
Outstanding at January 31,
  1995....................  186,812     10.49-14.09   237,833     11.12-18.62   386,575     10.88-13.13
Granted...................                             64,500           13.88    63,500           13.88
Exercised.................                             (2,500)          11.12    (5,500)          10.88
Cancelled.................     (991)    10.49-14.09    (1,551)    11.12-18.62    (1,250)    10.88-12.38
                            -------    ------------   -------    ------------   -------    ------------
Outstanding at January 31,
  1996....................  185,821    $10.49-14.09   298,282    $11.12-18.62   443,325    $10.88-13.88
                            =======    ============   =======    ============   =======    ============
Exercisable at January 31,
  1996....................  185,821    $10.49-14.09   298,282*   $11.12-18.62   390,997*   $10.88-13.13
                            =======    ============   =======    ============   =======    ============
Available for grant at
  January 31, 1996........    --                          207                    49,800
                            =======                   =======                   =======

---------------
* Includes options which become exercisable as of the date of the Distribution.

On December 13, 1996 additional options were granted for 151,400 shares with an option price of $14.75 per share.

10. QUARTERLY FINANCIAL DATA

     The following is a summary of the quarterly results of operations for the years ended January 31, 1996 and 1995 (unaudited as to quarterly information):


                                                       THREE MONTHS ENDED
                                       --------------------------------------------------    YEAR ENDED
            FISCAL 1996:               APRIL 30      JULY 31     OCTOBER 31    JANUARY 31    JANUARY 31
------------------------------------   --------      --------    ----------    ----------    -----------
                                                                (IN THOUSANDS)
Revenues............................   $194,967      $187,796     $215,486      $192,945      $ 791,194
Gross profit (loss)(a)..............     (1,789)        2,425        4,031         3,540          8,207
Depreciation and amortization.......      3,095         3,146        3,339         3,519         13,099
Earnings (loss) before income taxes
  and cumulative effect of
  accounting change.................     (2,113)        1,756        3,535         3,147          6,325
Net earnings (loss).................     (1,600)(b)     1,101        2,200         1,963          3,664(b)



                                                       THREE MONTHS ENDED
                                       --------------------------------------------------    YEAR ENDED
            FISCAL 1995:               APRIL 30      JULY 31     OCTOBER 31    JANUARY 31    JANUARY 31
------------------------------------   --------      --------    ----------    ----------    -----------
                                                                (IN THOUSANDS)
Revenues............................   $170,136      $182,869     $198,240      $202,490      $ 753,735
Gross profit (loss)(a)..............     (1,222)       (8,084)       4,626         7,201          2,521
Depreciation and amortization.......      2,770         2,868        3,037         2,965         11,640
Earnings (loss) before income
  taxes.............................     (2,127)       (8,992)       1,179         5,962         (3,978)
Net earnings (loss).................     (1,301)       (5,502)         721         3,648         (2,434)


---------------

(a) Gross profit (loss) is calculated as net sales (excluding rental and other income) less cost of sales (excluding depreciation and amortization).

(b) Includes charge to earnings of $282 from the cumulative effect of adopting Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

11. RESTRUCTURING

     During fiscal 1995, pre-tax charges of $1,846,000 were recorded to provide for severance and other costs associated with restructuring Marketing's organization and its operations. The restructuring charges included $1,171,000 for severance and related benefits resulting from a 6% reduction in the work force, and $675,000 for other costs. Other costs include $203,000 related to cancellation of computer equipment leases, $168,000 related to computer system modifications, $141,000 related to the reduction of office space, $100,000 related to legal fees and $63,000 for other miscellaneous costs. Marketing's consolidated balance sheets as of January 31, 1996 and 1995 included an accrual of $326,000 and $1,048,000, respectively, relating to the restructuring. The remaining accrual of $326,000 at January 31, 1996 relates to severance and related benefits payable through October 1999.

12. SUBSEQUENT EVENT

     In January 1997, Marketing obtained uncommitted lines of credit with two banks in the aggregate amount of $50,000,000 through January 1998, which may be utilized for working capital borrowings and letters of credit. Borrowings under such lines of credit are unsecured and will bear interest at the applicable bank's prime rate or, at Marketing's option, 1.1% above LIBOR.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (Unaudited)


                                                                          FOR THE NINE MONTHS
                                                                           ENDED OCTOBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Net sales............................................................    $617,168     $574,021
Rental income........................................................      24,904       23,949
Other income.........................................................         153          279
                                                                         --------     --------
                                                                          642,225      598,249
                                                                         --------     --------
Cost of sales (excluding depreciation and amortization)..............     619,930      569,354
Selling, general and administrative expenses.........................      15,403       15,846
Depreciation and amortization........................................      10,159        9,580
Interest expense.....................................................         352          291
                                                                         --------     --------
                                                                          645,844      595,071
                                                                         --------     --------
Earnings (loss) before provision (credit) for income taxes and
  cumulative effect of accounting change.............................      (3,619)       3,178
Provision (credit) for income taxes..................................      (1,527)       1,195
                                                                         --------     --------
Earnings (loss) before cumulative effect of accounting change........      (2,092)       1,983
Cumulative effect of accounting change...............................          --         (282)
                                                                         --------     --------
Net earnings (loss)..................................................    $ (2,092)    $  1,701
                                                                         ========     ========


                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                  (Unaudited)

                                                                                    OCTOBER
                                                                                    31, 1996
                                                                                    --------
                                           ASSETS
Current assets:
  Cash and equivalents..........................................................    $    937
  Accounts receivable, less allowance
     for doubtful accounts of $1,302............................................      13,559
  Inventories...................................................................      20,275
  Deferred income taxes.........................................................       1,657
  Prepaid expenses and other
     current assets.............................................................       2,674
                                                                                    --------
          Total current assets..................................................      39,102
Property and equipment, at cost, less
  accumulated depreciation and amortization.....................................      87,614
Other assets....................................................................       2,163
                                                                                    --------
          TOTAL ASSETS..........................................................    $128,879
                                                                                    ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................    $ 28,821
  Accrued expenses..............................................................      11,247
  Gasoline taxes payable........................................................      16,196
                                                                                    --------
          Total current liabilities.............................................      56,264
Deferred income taxes...........................................................      14,125
Other, principally deposits.....................................................      14,463
Stockholders' equity............................................................      44,027
                                                                                    --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................    $128,879
                                                                                    ========

                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)

                                                                          FOR THE NINE MONTHS
                                                                                 ENDED
                                                                              OCTOBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
Cash flows from operating activities:
Net earnings (loss)..................................................    $ (2,092)    $  1,701
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
  Cumulative effect of accounting change.............................       --             282
  Depreciation and amortization......................................      10,159        9,580
  Deferred income taxes..............................................         899          560
  Gain on dispositions of property and equipment.....................         (95)         (61)
Changes in assets and liabilities:
  Accounts receivable................................................      (1,365)       4,073
  Inventories........................................................        (358)      (8,556)
  Prepaid expenses and other current assets..........................         153         (294)
  Other assets.......................................................         385          (55)
  Accounts payable, accrued expenses and gasoline taxes payable......       9,707       (4,821)
  Other, principally deposits........................................         622          598
                                                                         --------     --------
     Net cash provided by operating activities.......................      18,015        3,007
                                                                         --------     --------
Cash flows from investing activities:
  Capital expenditures...............................................     (13,843)     (12,753)
  Proceeds from dispositions of equipment............................         281          419
                                                                         --------     --------
     Net cash used in investing activities...........................     (13,562)     (12,334)
                                                                         --------     --------
Cash flows from financing activities:
  Net cash transferred from (to) Getty...............................      (4,192)       8,047
                                                                         --------     --------
     Net cash provided by (used in) financing activities.............      (4,192)       8,047
                                                                         --------     --------
Net increase (decrease) in cash and equivalents......................         261       (1,280)
Cash and equivalents at beginning of period..........................         676        2,449
                                                                         --------     --------
Cash and equivalents at end of period................................    $    937     $  1,169
                                                                         ========     ========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest.............................    $    352     $    291

                            See accompanying notes.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared by Getty Petroleum Marketing Inc. ("Marketing") on the same basis as the audited financial statements, and include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods ended October 31, 1996 and 1995, pursuant to the rules and regulations of the Securities and Exchange Commission.


     Marketing, a Maryland corporation, was formed on October 1, 1996 as a wholly-owned subsidiary of Getty Petroleum Corp. ("Getty"). Getty plans to separate its petroleum marketing business from its real estate business at the close of business on or about January 31, 1997 with each business to be conducted by a separate, publicly held corporation. In order to effect the separation of these businesses, Getty will transfer to Marketing the assets and liabilities of the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business previously conducted by a subsidiary of Getty, and distribute all of the common shares of Marketing to the stockholders of Getty (the "Distribution"). The Distribution is expected to be at the rate of one share of common stock of Marketing (the "Marketing Common Stock") for each share of Getty common stock (the "Getty Common Stock"). Getty will retain and continue to own and operate the real estate business and the Pennsylvania and Maryland home heating oil business previously conducted by another subsidiary. After the Distribution, Getty will change its name to Getty Realty Corp. ("Realty" or "Getty").



     The consolidated financial statements of Marketing contained herein have been prepared on the basis that the assets and liabilities of the petroleum marketing business were transferred using historical carrying values as recorded by Getty, and Marketing's results of operations and cash flows were derived from Getty's historical financial statements. Marketing's results of operations include allocations of certain selling, general and administrative expenses, namely employee benefits, payroll taxes and travel and entertainment expenses. Employee benefits, payroll taxes and travel and entertainment expenses were allocated to Marketing based on number of personnel and salaries specifically identified to Marketing. Selling, general and administrative expenses allocated to Marketing from Getty were $1,348,000 and $1,171,000 for the nine month periods ended October 31, 1996 and October 31, 1995, respectively. Management believes these allocations to be reasonable. The financial information is not necessarily indicative of the financial results that would have occurred had Marketing been operated as a separate, stand-alone entity during the reporting period nor is it necessarily indicative of future results. However, Management believes that these allocated amounts approximate what the expense would have been on a stand-alone basis and that any additional costs, excluding additional rent associated with the Master Lease, would have been immaterial.


     Getty uses a centralized approach to cash management. As a result, cash and equivalents (other than actual cash on hand) were not allocated to Marketing in the consolidated financial statements. However, under the Distribution Agreement, Marketing will receive cash balances from Getty, as of the close of business on the date of the Distribution, in an amount sufficient to provide Marketing with net working capital of $1.1 million.


     Environmental expenses in the historical periods have been predominantly attributable to the replacement or upgrading of USTs (as defined below), which has been the responsibility of Getty. Getty has agreed to pay all costs relating to, and to indemnify Marketing for, all scheduled pre-closing environmental liabilities and obligations, all scheduled future upgrades necessary to cause underground storage tanks (such tanks, including related piping, underground pumps, wiring and monitoring devices, the "USTs") to conform to the 1998 federal standards for USTs (the "1998 Standards"), and all environmental liabilities and obligations arising out of discharges with respect to properties containing USTs that have not been upgraded to meet the 1998 Standards that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing will be responsible for and will indemnify Getty with respect to all other environmental obligations and liabilities. No amounts have been included for these other environmental obligations and liabilities as they are not currently ascertainable, since Marketing cannot predict the number or the magnitude of discharges or releases from its USTs that may be discovered in the future or the cost of remediation relating thereto. Environmental costs of Marketing included in the historical financial statements were $1.2 million and $1.2 million for the nine months ended October 31, 1996 and 1995, respectively. Future environmental expenses of Marketing, though not currently known or ascertainable, are expected to be significantly lower than the aggregate amounts recorded by Getty ($6.8 million and $11.2 million for the nine months ended October 31, 1996 and 1995, respectively, which amounts were net of $6.1 million and $1.1 million for the nine months ended October 31, 1996 and 1995, respectively, for recoveries against certain state underground tank funds), since USTs have been or will be upgraded at Getty's expense by December 22, 1998.


     The results of operations for the interim periods ended October 31, 1996 and 1995 are not necessarily indicative of the results to be expected for the full fiscal years.

2.   ACCOUNTING CHANGE

     The consolidated statement of operations for the nine months ended October 31, 1995 includes an after-tax charge to earnings of $282,000 for the cumulative effect of adopting, at the end of that fiscal year, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" relating to assets held for disposal.

3.   INVENTORIES

     Inventories, primarily finished petroleum products, are principally accounted for under the lower of last-in, first-out ("LIFO") cost or market. Due to changes in product costs during the nine months ended October 31, 1996, Marketing recorded a LIFO inventory reserve of $3,955,000, which increased cost of sales and decreased pre-tax income by such amount. During the prior year's comparable period, there was no LIFO inventory charge.

4.   STOCKHOLDERS' EQUITY

     A summary of the changes in stockholders' equity for the nine months ended October 31, 1996 is as follows (in thousands):

            Balance, February 1, 1996..................................   $50,311
            Net loss...................................................    (2,092)
            Net cash transferred to Getty..............................    (4,192)
                                                                          -------
            Balance, October 31, 1996..................................   $44,027
                                                                          =======

5.   EMPLOYEE BENEFIT PLANS

     In connection with the Distribution, Marketing will establish a leveraged Employee Stock Ownership Plan (the "Marketing ESOP") that will purchase newly issued shares of Marketing Common Stock from Marketing equal to five percent of the outstanding shares of Marketing. The Marketing ESOP will purchase such newly-issued shares from Marketing using the proceeds of a loan to be made by Marketing to the Marketing ESOP. The Marketing ESOP loan will be repaid over a five-year period, and Marketing will contribute annually to the Marketing ESOP the funds required to repay such loan. The principal amount of the Marketing ESOP loan is expected to be equal to the number of shares purchased by the Marketing ESOP (approximately 667,000) multiplied by the purchase price per share (determined on the basis of the value of the Marketing common stock). It is expected that the repayment of the Marketing ESOP loan will result in projected allocations to participants' accounts of an aggregate of approximately 133,400 shares of Marketing Common Stock per year, allocated in proportion to compensation. Marketing expects that the five percent of the outstanding stock of Marketing purchased by the Marketing ESOP will be allocated to covered employees over a five-year period. Commencing February 1, 1997, Marketing will recognize a charge to operating results over a five-year period relating to the Marketing ESOP. Such charge will be based on the value of the Marketing Common Stock in the future and, as such, is not currently determinable.

     Immediately prior to the Distribution, each current holder of an option to acquire shares of Getty Common Stock pursuant to Getty's 1985, 1988 and 1991 Stock Option Plans will receive, in exchange therefor, two separately exercisable options: one to purchase shares of Getty Common Stock (a "Getty Option") and one to purchase Marketing Common Stock (a "Marketing Option"), each exercisable for the same number of shares and containing substantially equivalent terms as the pre-Distribution option. The exercise price of each Getty Option and Marketing Option will be set so as to preserve the Aggregate Spread (as defined below) in value attributed to the options currently held by such directors, officers and key employees. The "Aggregate Spread" is an amount representing the difference between the exercise price of an option and the price of a share of Getty Common Stock immediately prior to the Distribution multiplied by the number of shares underlying such option. Certain presently unexercisable options covering a total of 224,594 shares will become immediately exercisable at the date of the Distribution for persons covered by certain "change of control" agreements. Accordingly, Marketing will recognize a charge to operating results at the date of the Distribution equal to the product of the number of such options and the difference between their exercise price and the market price. Since the charge will be based on the value of the Marketing Common Stock in the future, such amount is not currently determinable.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     Getty Petroleum Marketing Inc., a Maryland corporation ("Marketing"), was formed on October 1, 1996 as a wholly-owned subsidiary of Getty Petroleum Corp. ("Getty"). Getty plans to separate its petroleum marketing business from its real estate business at the close of business on or about January 31, 1997 with each business to be conducted by a separate, publicly held corporation. In order to effect the separation of these businesses, Getty will transfer to Marketing the assets and liabilities of the petroleum marketing business and the New York Mid-Hudson Valley home heating oil business previously conducted by a subsidiary of Getty, and distribute all of the common shares of Marketing to the stockholders of Getty (the "Distribution"). The Distribution is expected to be at the rate of one share of common stock of Marketing (the "Marketing Common Stock") for each share of Getty common stock. Getty will retain and continue to own and operate the real estate business and the Pennsylvania and Maryland home heating oil business previously conducted by another subsidiary. After the Distribution, Getty will change its name to Getty Realty Corp.


     The historical consolidated financial statements of Marketing reflect periods during which Marketing did not operate as a separate, publicly held company. The historical consolidated financial statements of Marketing contained herein have been prepared on the basis that the assets and liabilities of the petroleum marketing and related business were transferred using historical carrying values as recorded by Getty and present Marketing's financial position and results of operations as derived from Getty's historical financial statements. Therefore, such historical consolidated financial statements may not reflect the consolidated results of operations or financial position that would have existed had Marketing operated as a separate, publicly held company.

     The following unaudited pro forma consolidated financial statements of Marketing contain adjustments to the historical consolidated balance sheet as of October 31, 1996 and the historical consolidated statements of operations for the fiscal year ended January 31, 1996 and for the nine months ended October 31, 1996 as if the Distribution had occurred on October 31, 1996 for purposes of the pro forma consolidated balance sheet and on February 1, 1995 for purposes of the pro forma consolidated statements of operations.

     THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR COMPARATIVE PURPOSES ONLY AND DO NOT PURPORT TO BE INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE ABOVE-MENTIONED TRANSACTIONS HAD BEEN EFFECTED ON THE DATES INDICATED OR OF THE RESULTS WHICH MAY BE OBTAINED IN THE FUTURE. THE INFORMATION PROVIDED IN THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF MARKETING AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS DO NOT CONTAIN ALL DISCLOSURES REQUIRED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)



                                  FISCAL YEAR ENDED JANUARY 31, 1996            NINE MONTHS ENDED OCTOBER 31, 1996
                               -----------------------------------------      ---------------------------------------
                               HISTORICAL     ADJUSTMENTS      PRO FORMA      HISTORICAL   ADJUSTMENTS      PRO FORMA
                               ----------     -----------      ---------      ----------   -----------      ---------
Net sales...................    $ 758,887       $    --        $758,887        $ 617,168      $  --         $617,168
Rental income...............       32,025            --          32,025           24,904         --           24,904
Other income................          282           960(a)        1,242              153        720(a)           873
                                 --------       -------        --------         --------      -----         --------
                                  791,194           960         792,154          642,225        720          642,945
                                 --------       -------        --------         --------      -----         --------
Cost of sales (excluding
  depreciation and
  amortization).............      750,680           789(b)      751,469          619,930        592(b)       620,522
Selling, general and
  administrative expenses...       20,702         1,260(a)(c)    21,962           15,403        945(a)(c)     16,348
Depreciation and
  amortization..............       13,099            --          13,099           10,159         --           10,159
Interest expense............          388            --             388              352         --              352
                                 --------       -------        --------         --------      -----         --------
                                  784,869         2,049         786,918          645,844      1,537          647,381
                                 --------       -------        --------         --------      -----         --------
Income (loss) before
  provision (credit) for
  income taxes..............        6,325        (1,089)          5,236           (3,619)      (817)          (4,436)
Provision (credit) for
  income taxes..............        2,379          (445)(d)       1,934           (1,527)      (334)(c)       (1,861)
                                 --------       -------        --------         --------      -----         --------
Net earnings (loss).........    $   3,946(e)    $  (644)       $  3,302 (e)    $  (2,092)     $(483)        $ (2,575)
                                 ========       =======        ========         ========      =====         ========
Per share data:
  Net earnings (loss)
    per share...............                                   $    .25 (e)                                 $   (.19)
                                                               ========                                     ========
  Weighted average shares
    outstanding.............                                     13,315 (f)                                   13,340 (f)
                                                               ========                                     ========


    See accompanying notes to unaudited pro forma consolidated statements of operations.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations have been derived from the historical financial statements of Marketing and reflect certain pro forma adjustments as if the Distribution had been effected as of February 1, 1995.


     (a) Getty and Marketing have entered into a Services Agreement (the "Services Agreement"), under which Marketing will provide certain administrative and technical services to Getty and Getty will provide certain limited services to Marketing. Marketing estimates that the net fees to be paid by Getty to Marketing for services performed (after deducting the fees paid by Marketing to Getty for services provided by Getty) will initially be approximately $80,000 per month, which amount takes into account Marketing's additional costs related to providing such services, and will decline as the services performed decrease. It is estimated that the difference between the net fees and additional costs will not have a material impact on Marketing's results of operations. Getty presently expects that most of such services will be provided by Marketing for approximately one year.



     (b) Represents additional rent paid to Getty by Marketing as provided for in the Master Lease Agreement between the parties.



     (c) Selling, general and administrative expenses include additional incremental administrative costs Marketing will incur, such as audit, stock exchange listing and transfer agent fees, annual report costs and board of directors' costs as a result of operating as a separate, publicly held company.



     (d) Represents the adjustment to the tax provision (benefit) due to the net effect of the pro forma adjustments described above at the statutory tax rate of 40.9%.



     (e) Excludes charge of $282,000, or $.02 per share, from the cumulative effect of adopting Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."



     (f) In connection with the Distribution, Marketing will establish a leveraged Employee Stock Ownership Plan (the "Marketing ESOP") that will purchase newly issued shares of Marketing Common Stock from Marketing equal to five percent of the outstanding shares of Marketing. The pro forma weighted average number of shares of common stock outstanding during the fiscal year ended January 31, 1996 and nine months ended October 31, 1996 includes weighted average shares outstanding (based on Getty's weighted average shares outstanding) plus 667,000 shares to reflect the issuance of the Marketing ESOP shares.



     Commencing February 1, 1997, Marketing will recognize a charge to operating results relating to the Marketing ESOP over a five-year period. Such charge will be based on the value of the Marketing Common Stock in the future and, as such, is not currently determinable and, therefore, is not reflected in the unaudited pro forma consolidated statements of operations.



     A "change in control" will be deemed to have occurred as a result of the Distribution pursuant to certain agreements entered into by Getty in December 1994 with its non-director officers and certain key employees. Under the agreements, all Getty stock options granted to such officers or key employees would immediately vest and would be exercisable for three years for such officers and a shorter period for such key employees. Accordingly, for certain of such options covering a total of 224,594 shares, Marketing will recognize a charge to operating results at the Distribution Date, representing the difference between the exercise price and the market price multiplied by the number of such options. Since the charge will be based on the value of the Marketing Common Stock in the future, such amount is not currently determinable and has not been included in the unaudited pro forma consolidated statements of operations.



     Environmental expenses in the historical periods have been predominantly attributable to the replacement or upgrading of USTs (as defined below), which has been the responsibility of Getty. Getty has agreed to pay all costs relating to, and to indemnify Marketing for, all scheduled pre-closing environmental liabilities and obligations, all scheduled future upgrades (the "Upgrades") necessary to cause underground storage tanks (such tanks, including related piping, underground pumps, wiring and monitoring devices, the "USTs") to conform to the 1998 federal standards for USTs (the "1998 Standards"), and all environmental liabilities and obligations arising out of discharges with respect to properties containing USTs that have not been upgraded to meet the 1998 Standards that are discovered prior to the date such USTs are upgraded to meet the 1998 Standards. Marketing will be responsible for and will indemnify Getty with respect to all other environmental obligations and liabilities. No amounts have been included in the unaudited pro forma consolidated financial statements for these other environmental obligations and liabilities as they are not currently ascertainable, since Marketing cannot predict the number or the magnitude of discharges or releases from its USTs that may be discovered in the future or the cost of remediation relating thereto.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 1996
                                 (in thousands)

                                                               HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                               ----------    -----------     ---------
                  ASSETS
Current assets:
  Cash and equivalents......................................    $     937     $  18,262(a)   $  19,199
  Accounts receivable, net..................................       13,559            --         13,559
  Inventories...............................................       20,275            --         20,275
  Deferred income taxes.....................................        1,657            --          1,657
  Prepaid expenses and other current assets.................        2,674            --          2,674
                                                                 --------      --------       --------
     Total current assets...................................       39,102        18,262         57,364
Property and equipment, net.................................       87,614            --         87,614
Other assets................................................        2,163            --          2,163
                                                                 --------      --------       --------
     TOTAL ASSETS...........................................    $ 128,879     $  18,262      $ 147,141
                                                                 ========      ========       ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  28,821     $      --      $  28,821
  Accrued expenses..........................................       11,247            --         11,247
  Gasoline taxes payable....................................       16,196            --         16,196
                                                                 --------      --------       --------
     Total current liabilities..............................       56,264            --         56,264
Deferred income taxes.......................................       14,125            --         14,125
Other, principally deposits.................................       14,463            --         14,463
Stockholders' equity........................................       44,027        18,262(a)      62,289
                                                                 --------      --------       --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............    $ 128,879     $  18,262      $ 147,141
                                                                 ========      ========       ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     The unaudited pro forma consolidated balance sheet has been derived from the historical financial statements of Marketing and reflects certain pro forma adjustments as if the Distribution had been effected as of October 31, 1996.


     (a) Represents cash to be received from Getty in an amount sufficient to provide Marketing with net working capital of approximately $1.1 million in accordance with the Distribution Agreement.


     In connection with the Distribution, Marketing will establish the Marketing ESOP that will purchase newly issued shares of Marketing Common Stock from Marketing equal to five percent of the outstanding shares of Marketing. In connection therewith, Marketing common stock and paid-in capital will increase by the fair value of such shares purchased. This increase in stockholders' equity will be offset by an equal amount for the related note receivable from the Marketing ESOP. As such amounts will be based on the value of the Marketing Common Stock in the future, they are not currently determinable and, therefore, are not reflected in the unaudited pro forma consolidated balance sheet.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Getty Petroleum Marketing Inc.:

     In connection with our audits of the consolidated financial statements of Getty Petroleum Marketing Inc. and Subsidiaries as of January 31, 1996 and 1995, and for each of the three years in the period ended January 31, 1996, which financial statements are included in this Form 10/A, we have also audited the financial statement schedule on page II-2.

     In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.
New York, New York

November 6, 1996, except for Notes 6, 9 and 12, as to which


the date is January 13, 1997.

                GETTY PETROLEUM MARKETING INC. AND SUBSIDIARIES
         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE YEARS ENDED JANUARY 31, 1996, 1995 AND 1994
                                 (in thousands)

                                                 BALANCE AT                                     BALANCE AT
                                                 BEGINNING                                        END OF
                                                 OF PERIOD       ADDITIONS      DEDUCTIONS        PERIOD
                                                 ----------      ---------      ----------      ----------
1996:
  Allowance for doubtful accounts*............     $1,336          $ 493           $604           $1,225
                                                   ======           ====           ====           ======
1995:
  Allowance for doubtful accounts*............     $1,379          $ 313           $356           $1,336
                                                   ======           ====           ====           ======
1994:
  Allowance for doubtful accounts*............     $1,467          $ 495           $583           $1,379
                                                   ======           ====           ====           ======

-------------------------
* Relates to accounts receivable.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: January 27, 1997


                                             GETTY PETROLEUM MARKETING INC.

                                        By:     /s/ Leo Liebowitz

                                           -------------------------------------
                                             Leo Liebowitz
                                             Chairman and Chief Executive
                                             Officer

                               INDEX TO EXHIBITS


EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    2.1       Form of Reorganization and Distribution Agreement between the Registrant and Getty
              Petroleum Corp.
   10.2       Form of Master Lease Agreement between the Registrant and Getty Petroleum Corp.
   10.5       Form of Trademark License Agreement between the Registrant and Getty Petroleum
              Corp.